UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Tercica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TERCICA, INC., a Delaware corporation. The meeting will be held on Tuesday, May 20, 2008 at 10:00 a.m. local time at 2000 Sierra Point Parkway, Brisbane, California 94005 for the following purposes:

1.	To elect three directors for the ensuing year and until their successors are elected, as described in Proposal 1 in the accompanying proxy statement.

2.	To ratify the selection by the Audit Committee of Tercica’s Board of Directors of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2008, as described in Proposal 2 in the accompanying proxy statement.

3.	To approve the Tercica, Inc. Amended and Restated 2004 Stock Plan, as described in Proposal 3 in the accompanying proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 10, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Secretary

Brisbane, California

April 25, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

Tercica, Inc. sent you this proxy statement and the enclosed proxy card because the Board of Directors of Tercica is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

Tercica intends to mail this proxy statement and accompanying proxy card on or about April 30, 2008, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 10, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 51,583,550 shares of Tercica common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 10, 2008, your shares were registered directly in your name with Tercica’s transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, Tercica urges you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2008, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	the election of three directors, as described in Proposal 1 of this proxy statement;

•

the ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2008, as described in Proposal 2 of this proxy statement; and

Proxy	Appendix A	Form 10-K	Annual Report

•	the approval of the Tercica, Inc. Amended and Restated 2004 Stock Plan, as described in Proposal 3 of this proxy statement.

How do I vote?

You may either vote “For” each of the nominees to Tercica’s Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against,” or abstain from voting with respect to, each of Proposal 2 and Proposal 3. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, Tercica urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and Tercica will give you a ballot when you arrive.

➢

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to Tercica before the Annual Meeting, Tercica will vote your shares as you direct.

➢

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico using a touch-tone phone and follow the recorded instructions. Your vote must be received by 1:00 a.m., Central Time, on May 20, 2008 to be counted.

➢

To vote on the Internet, go to http://www.investorvote.com/TRCA and follow the steps outlined on the secure website. Your vote must be received by 1:00 a.m., Central Time, on May 20, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Tercica. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Tercica provides Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Tercica common stock you owned as of April 10, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” each of Proposal 2 and Proposal 3. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Tercica will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Tercica’s directors and employees may solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Tercica may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2009, to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. However, if Tercica’s 2009 Annual Meeting of Stockholders is not held between April 20, 2009 and June 19, 2009, then the deadline will be a reasonable time prior to the time Tercica begins to print and mail its proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2009 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Tercica’s Corporate Secretary, in writing, not later than the close of business on February 19, 2009. However, if Tercica’s 2009 Annual Meeting of Stockholders is not held between April 20, 2009 and June 19, 2009, then the deadline will be not later than the close of business on the 10th day following the date on which the notice of the date of the 2009 Annual Meeting of Stockholders was mailed, or the 10th day following the date on which public disclosure of the date of the 2009 Annual Meeting of Stockholders was made, whichever occurs first. Tercica also advises you to review its amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Tercica has not been provided with timely notice and (ii) any proposal made in accordance with Tercica’s amended and restated bylaws, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

Proxy	Appendix A	Form 10-K	Annual Report

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to Proposal 2 and Proposal 3, “Against” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of Tercica common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as “Against” votes on Proposal 2 and Proposal 3. Broker non-votes are not counted as votes “For” or “Against” either Proposal 2 or Proposal 3. However, broker non-votes, together with abstentions, can have the effect of preventing the approval of Proposal 2 or Proposal 3 where the number of “For” votes, though a majority of the votes cast on Proposal 2 or Proposal 3, as applicable, does not constitute a majority of the required quorum.

How many votes are needed to approve each proposal?

➢	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

➢

To be approved, “Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm,” must receive a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on Proposal 2 (which shares voting “For” also constitute at least a majority of the required quorum).

➢

To be approved, “Proposal 3—Approval of the Tercica, Inc. Amended and Restated 2004 Stock Plan” must receive a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on Proposal 3 (which shares voting “For” also constitute at least a majority of the required quorum).

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares entitled to vote at the Annual Meeting are represented by stockholders present at the meeting or by proxy. On the record date, there were 51,583,550 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes represented at the Annual Meeting, either in person or by proxy, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Tercica’s quarterly report on Form 10-Q for the second quarter of 2008.

COLLABORATION WITH IPSEN

Overview

In July 2006, Tercica entered into a stock purchase and master transaction agreement with Ipsen, S.A. that sets forth the terms of a worldwide strategic collaboration in endocrinology. In October 2006, at the first closing held under the terms of the stock purchase and master transaction agreement, Tercica and Ipsen entered into number of agreements that govern their strategic relationship, including an affiliation agreement, a registration rights agreement and license and collaboration agreements with respect to the development and commercialization of Increlex™ and Somatuline® Depot.

Equity and Debt Arrangements

Under the stock purchase and master transaction agreement, Tercica agreed to issue to Ipsen (or its designated affiliate) 12,527,245 shares of Tercica common stock, a convertible note in the principal amount of $25,037,000, a second convertible note in the principal amount of €30,000,000, a third convertible note in the principal amount of $15,000,000, and a warrant to purchase a minimum of 4,948,795 shares of Tercica common stock. In October 2006, at the first closing of the transactions contemplated by the stock purchase and master transaction agreement, Tercica issued the 12,527,245 shares of Tercica common stock to Suraypharm, S.A.S. (Ipsen’s designated affiliate) and issued the warrant and the first convertible note in the principal amount of $25,037,000 to Ipsen. In September 2007, at the second closing under the stock purchase and master transaction agreement, Tercica issued to Ipsen the second convertible note in the principal amount of €30,000,000, which was offset by approximately the same amount that Tercica owed to Ipsen as a milestone payment under the Somatuline® license and collaboration agreement discussed below, and the third convertible note in the principal amount of $15,000,000.

The principal amounts of the convertible notes, plus all accrued interest thereon, are convertible into shares of Tercica common stock at an initial conversion price per share equal to $7.41 per share (or €5.92 per share with respect to the second convertible note), subject to adjustment. The warrant issued to Ipsen is exercisable for the number of shares of Tercica common stock equal to the greater of 4,948,795 shares (referred to as the “baseline amount”) or the baseline amount plus a variable amount, which variable amount generally adds an amount of shares to the warrant in the event of certain issuances of equity securities by Tercica that dilute Ipsen’s percentage interest in Tercica, offset by equity securities of Tercica acquired by Ipsen from persons other than Tercica in connection with the maintenance of its percentage interest in Tercica, as well as shares of Tercica common stock issuable upon conversion of accrued interest under the convertible notes. The initial exercise price of the warrant is $7.41 per share, subject to adjustment. Ipsen was also granted a preemptive right under the affiliation agreement to purchase its pro-rata portion of new securities offered by Tercica, subject to certain conditions. In July 2007, Ipsen purchased 519,101 shares in exercise of Suraypharm’s pro rata purchase rights under the affiliation agreement (referred to as the “pro rata shares”). Together with the 13,046,346 shares of Tercica common stock that Tercica has issued to Ipsen (and its affiliate), the conversion of the convertible notes and the exercise of the warrant that Tercica issued to Ipsen, Ipsen is able to acquire an ownership interest in Tercica of approximately 40% on a fully diluted basis, with the opportunity to increase its ownership position to 60% or greater through market purchases. As of March 31, 2008, Ipsen beneficially owned approximately 42.7% of Tercica’s outstanding common stock (not including the shares of Tercica common stock subject to the voting agreements discussed below).

Under the terms of the registration rights agreement, as amended, Tercica granted Ipsen and Suraypharm (and any subsequent holders to which Ipsen and/or Suraypharm may transfer their rights under the registration rights agreement) certain rights with respect to the registration under the Securities Act of 1933, as amended, or the Securities Act, of the shares of Tercica common stock acquired pursuant to the stock purchase and master transaction agreement, the warrant, the convertible notes and the pro rata shares. Pursuant to the registration rights agreement, Tercica would be required, upon request, to file one or more demand registration statements covering at least $10,000,000 worth (based on Tercica’s then-current share price) of Tercica common stock,

Proxy	Appendix A	Form 10-K	Annual Report

subject to certain conditions and limitations. In addition, if Tercica proposes to file a registration statement covering the offering of Tercica’s securities under the Securities Act, either for Tercica’s account or for the account of other securities holders, Ipsen, Suraypharm (and any transferees) are entitled to notice of the proposed filing and are entitled to include, at Tercica’s expense, their shares of Tercica common stock in the registration statement, subject to conditions and limitations, including the right of underwriters to limit the number of shares of Tercica common stock included in the registration statement.

Affiliation Agreement

Board Composition. Tercica’s Board of Directors currently consists of eight directors, one of which is a designee of Ipsen, and one vacancy. So long as Ipsen holds at least 15% of the outstanding shares of Tercica common stock, Ipsen is entitled under the affiliation agreement to nominate two out of the nine directors. In the event that Ipsen holds at least 10%, but less than 15% of the outstanding shares of Tercica common stock, Ipsen is entitled to nominate one director to Tercica’s Board of Directors. Ipsen’s right to nominate directors to Tercica’s Board of Directors terminates if its ownership percentage of the outstanding Tercica common stock falls below 10%. Further, Tercica’s Board of Directors can be comprised of no more than two directors who are employees of Tercica, one of which must be Tercica’s Chief Executive Officer. The remaining members of Tercica’s Board of Directors are required to have outstanding reputations for personal integrity and have distinguished achievement in areas relevant to Tercica’s business, as well as be “independent” under applicable NASDAQ listing standards (or such other listing standards applicable to Tercica from time to time).

In the event that Ipsen holds at least 60% of the then outstanding shares of Tercica common stock, Ipsen is entitled to nominate an unlimited number of directors to Tercica’s Board of Directors. Ipsen is also entitled to nominate additional independent director nominees (which nominees must be independent of Ipsen) for election to Tercica’s Board of Directors starting in 2008, as follows: one nominee in 2008, two nominees in 2009 and four nominees in 2010; provided, however, that these rights will terminate if Ipsen holds less than 15% of the outstanding shares of Tercica common stock and are also be subject to reduction under certain circumstances. Ipsen has not nominated any nominees for election at the Annual Meeting.

Committees. Under the affiliation agreement, the following committees are to be established, empowered and maintained at all times during the term of the affiliation agreement:

•	an Audit Committee comprised of independent directors;

•

a Nominating Committee (i.e., the current Corporate Governance and Nominating Committee of the Board, or such other nominating committee of the Board responsible for recommending the nomination of directors to the Board in accordance with the affiliation agreement);

•

a Strategic Planning Committee comprised of one management director (who is Tercica’s Chief Executive Officer), each Ipsen-nominated director and two independent directors (who are designated by a majority of Tercica’s independent directors);

•	a Compensation Committee comprised of at least two independent directors; and

•	such other committees as Tercica’s Board of Directors deems necessary or desirable, provided that such committees are established in compliance with the terms of the affiliation agreement.

Matters Requiring Ipsen Approval. Under the affiliation agreement, the approval of Ipsen is required for Tercica to take certain actions, including:

•

making, or permitting any subsidiary to make, loans to, or owning any stock or other securities in another corporation, partnership or other entity, with certain exceptions with respect to certain permitted investments, including those permitted under Tercica’s investment policy;

•	adopting any plan or arrangement with respect to the dissolution or liquidation of Tercica;

•

entering into any material transaction or contract unless it would reflect the execution of a budget approved by Tercica’s Board of Directors and would not be reasonably anticipated to increase future budgets beyond current projections (or where no current projections have been formally prepared, beyond reasonably anticipated growth based on Tercica’s recent operating performance);

•

disposing of or acquiring any property or assets other than in the ordinary course of business, provided that Tercica may not in any event acquire or dispose of any property or assets with an aggregate value exceeding $5,000,000 without Ipsen’s written consent, other than certain permitted transfers;

•	merging or consolidating with any other person;

•

establishing or approving an operating budget with anticipated research and development spending in excess of $25,000,000 per year, plus amounts approved by the Joint Steering Committee under the Somatuline® license and collaboration agreement for spending related to the products of Ipsen or its affiliates;

•	entering into any transaction or agreement that would be reasonably likely to require an increase in research and development spending above the amount specified above;

•	incurring capital expenditures of more than $2,000,000 in any given year;

•	making any investment, other than certain permitted investments;

•

subject to certain limited exceptions, incurring any indebtedness other than indebtedness evidenced by the convertible notes and other than certain permitted indebtedness; provided that, with respect to permitted indebtedness, if following the incurrence of such permitted indebtedness, Tercica’s total indebtedness exceeds $2,500,000, then such permitted indebtedness will not be permitted unless immediately prior and after giving effect to the incurrence of such permitted indebtedness, Tercica’s ratio of net indebtedness to EBITDA does not exceed 1 to 1;

•	subject to certain limited exceptions, changing the principal business of Tercica, entering into new lines of business or exiting the current line of business of Tercica;

•	declaring or paying any cash dividend on or redeeming or repurchasing any shares of Tercica’s capital stock, other than repurchases upon termination of services to Tercica;

•	increasing or decreasing the number of authorized directors on Tercica’s Board of Directors or any committee thereof;

•	deregistering Tercica common stock under the Securities Exchange Act of 1934, as amended;

•	amending, altering or repealing any provision of Tercica’s amended and restated certificate of incorporation or amended and restated bylaws;

•

entering into any transaction or agreement that results, or is reasonably likely to result, in competition with any business of Ipsen or its affiliates carried on anywhere in the world at the time that such transaction or agreement would otherwise be entered into by Tercica;

•	hiring a new Chief Executive Officer;

•	changing Tercica’s fiscal year;

•

adopting, implementing, amending, redeeming, waiving or otherwise terminating or causing to come into effect or failing to apply any takeover defense measures, including without limitation any stockholder rights plan, or any change of control provisions in contracts that would reasonably be expected to have a material impact on Tercica’s operations, prospects or financial condition or the value of Ipsen’s (or its affiliates’) holdings in Tercica in the event that Ipsen, or its affiliates, increase their aggregate holdings in Tercica;

•	supporting, recommending or endorsing any offer by any person or group to acquire more than 9.9% of the then-outstanding shares of Tercica common stock, where such person or group is not already the

Proxy	Appendix A	Form 10-K	Annual Report

beneficial owner of 9.9% of Tercica common stock or, in the case of a person or group who currently beneficially owns more than 9.9% of Tercica common stock, where such acquisition would increase the percentage beneficially owned by such person or group;

•

creating any additional class or series of shares of stock or increasing the shares of any authorized class of stock, unless the same ranks junior to Tercica common stock with respect to liquidation and redemption rights and the payment of dividends;

•	issuing or selling shares of Tercica capital stock or securities exercisable for or convertible into shares of Tercica capital stock, other than:

•

issuances or sales, used solely for working capital and research and development purposes, after the second anniversary of the date of the first closing that may not exceed $25,000,000 in any three-year period,

•	issuances or sales of Tercica capital stock, the proceeds of which are to be used to repay the convertible notes,

•

issuances or sales pursuant to options, warrants or other grants or purchase rights or shares to be issued after the date of the affiliation agreement to employees, directors or consultants of Tercica or its subsidiaries pursuant to plans or arrangements approved by the Board of Directors, or

•	issuances or sales pursuant to any rights or agreements outstanding as of the date of the affiliation agreement; and

•	granting to any party or issue any security the terms of which contain any preemptive right.

Restrictions on Block Transfers; Compulsory Acquisition. Under the terms of the affiliation agreement, Ipsen is not permitted, without the prior written consent of Tercica, to sell, transfer or dispose of any shares of Tercica common stock to any person or persons known to Ipsen or its affiliate to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who would, to Ipsen’s or its affiliate’s knowledge, beneficially own more than 14.9% of Tercica’s then-outstanding common stock. If at any time Ipsen and/or its affiliates beneficially own 90% or more of Tercica’s outstanding common stock such that, upon all such common stock being held either by Ipsen (or an affiliate of Ipsen), Ipsen would be entitled to effect a short-form merger with Tercica in accordance with Delaware law, Ipsen will, or will cause its affiliate to, effect such a merger.

Regulated Purchase Period. During the period commencing with the one-year anniversary of the first closing under the stock purchase and master transaction agreement and expiring on the fourth anniversary of such date, Ipsen is not permitted, without Tercica’s written consent, to take any action to effect, directly or indirectly, the acquisition of beneficial ownership by Ipsen of any additional shares of Tercica common stock from persons other than Tercica, other than certain permitted offers and acquisitions in connection with maintenance of Ipsen’s percentage interest in Tercica, acquisitions by other stockholders and an increase in Ipsen’s ownership position to at least 60% (subject to adjustment) of Tercica’s outstanding common stock.

Voting Agreements

In connection with the entering into of the stock purchase and master transaction agreement with Ipsen, certain of Tercica’s current and former directors and their affiliated entities, which held in the aggregate approximately 28.1% of Tercica’s outstanding common stock as of March 31, 2008, entered into voting agreements with Ipsen and Suraypharm. These directors and their affiliated entities include all of Tercica’s current directors (other than Messrs. Jean and Hasnain) as well as the entities affiliated with MPM Capital L.P., Prospect Management Co. II, LLC and Rho Capital Partners, Inc. These directors and their affiliated entities are referred to in this proxy statement as the “supporting stockholders.”

Under the voting agreements, the supporting stockholders agreed to vote in favor of the transactions contemplated by the stock purchase and master transaction agreement. In addition, until such time as Ipsen is no longer entitled to designate at least one director to Tercica’s Board of Directors pursuant to the terms of the affiliation agreement, the supporting stockholders have agreed to vote, and have granted an irrevocable proxy to certain representatives of Ipsen to vote, all shares of Tercica common stock legally or beneficially held by the supporting stockholders as follows:

•

in favor of each director that Ipsen is then entitled to designate to Tercica’s Board of Directors pursuant to the affiliation agreement (not including the additional independent director nominees Ipsen is entitled to nominate to Tercica’s Board of Directors), and, to the extent necessary, withhold votes for all other nominees for director;

•	in favor of the number of authorized directors to be set and remain at nine and against any change in such number, except as agreed between Tercica and Ipsen;

•	against any proposal to remove any Ipsen designee from Tercica’s Board of Directors that Ipsen is then entitled to designate to Tercica’s Board of Directors pursuant to the affiliation agreement;

•

for the approval of any transactions contemplated by the stock purchase and master transaction agreement and each of the agreements contemplated by the stock purchase and master transaction agreement, and in favor of any related matter presented for approval by Tercica’s stockholders; and

•

against the approval of any other action or contract that is intended to or could reasonably be expected to impede, interfere with, delay or discourage the transactions contemplated by the stock purchase and master transaction agreement and the agreements contemplated by the stock purchase and master transaction agreement.

Increlex™ License and Collaboration Agreement

Tercica and Ipsen entered into the Increlex™ license and collaboration agreement in connection with the first closing. The major provisions of that agreement are:

•

Tercica has granted to Ipsen and its affiliates the exclusive right under Tercica’s patents and know-how to develop and commercialize Increlex™ in all countries of the world except the United States, Japan, Canada, Taiwan and certain of the countries in the Middle East and North Africa, for all indications, other than treatment of central nervous system indications and diabetes indications.

•	The collaboration is overseen by a Joint Steering Committee, consisting of an equal number of representatives of each of Tercica and Ipsen.

•

The parties have agreed to engage in certain initial co-development activities for Increlex™ pursuant to an initial development plan, and Tercica is responsible for 60% of the development costs relating to such activities under the initial development plan, while Ipsen is responsible for the remaining 40%.

•

Tercica is responsible for all regulatory affairs relating to obtaining the initial European Union marketing authorization, and Ipsen is responsible for regulatory affairs in all other countries of its territory.

•

Tercica has agreed to manufacture and supply Increlex™ to Ipsen (through its third-party manufacturers) for Ipsen’s clinical development needs at cost and for Ipsen’s commercial needs at a per unit cost equal to 20% of the average net selling price in Ipsen’s territory, and the parties would agree on the manufacture and supply of any improved product or combination product.

•

In consideration of the rights granted to Ipsen under the Increlex™ license and collaboration agreement, Ipsen paid Tercica an upfront payment of €10,000,000 and in August 2007, upon obtaining marketing authorization of Increlex™ in the European Union for the target label, a milestone payment of €15,000,000. Ipsen will also pay Tercica royalties on a sliding scale from 15% to 25% of net sales in each country, depending on the annual net sales for Ipsen’s territory.

•	The Increlex™ license and collaboration agreement is effective on a product-by-product and country-by-country basis until the expiration of the royalty term with respect to such product in such

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country. Upon expiration of the royalty term with respect to a given Increlex™ product, in a given country, Ipsen would be granted a fully paid-up, irrevocable and perpetual non-exclusive license under Tercica’s patents and know how and trademarks with respect to such Increlex™ product. The Increlex™ license and collaboration agreement can be terminated by either party for the other party’s uncured material breach or insolvency, and may be terminated by Tercica if Ipsen undergoes a change of control.

Somatuline® License and Collaboration Agreement

Tercica and Ipsen entered into the Somatuline® license and collaboration agreement in connection with the first closing. The major provisions of that agreement are:

•

Ipsen has granted to Tercica and its affiliates the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Depot in the United States and Canada (in Canada, the product is known as Somatuline® Autogel®), for all indications other than opthalmic indications.

•	The collaboration is overseen by a Joint Steering Committee, consisting of an equal number of representatives of each of Tercica and Ipsen.

•

Ipsen is solely responsible for the completion of its ongoing development at its cost with a view to obtaining marketing authorization in the target label in Tercica’s territory. The parties have agreed to engage in certain initial co-development activities for Somatuline® Depot in Tercica’s territory pursuant to an initial development plan, and Ipsen is responsible for 40% of the development costs relating to such activities under the initial development plan, while Tercica is responsible for the remaining 60% (provided that under certain conditions, this allocation may be different).

•	Ipsen is solely responsible for all regulatory affairs related to obtaining regulatory authorization to sell Somatuline® Depot in Tercica’s territory.

•

Ipsen will manufacture and supply Somatuline® Depot to Tercica for Tercica’s clinical needs at cost and for Tercica’s commercial needs at a per unit cost equal to 20% of the average net selling price in Tercica’s territory, and the parties would agree on the manufacture and supply of any improved product or combination product.

•

In consideration of the rights granted to Tercica under the agreement, Tercica paid Ipsen upfront payments of $25,037,000, which Tercica satisfied through issuance of the first convertible note, and in September 2007, upon obtaining marketing authorization of Somatuline® Depot in the United States for the target label, a milestone payment of €30,000,000, which Tercica satisfied through the issuance of the second convertible note. Tercica will also pay Ipsen royalties on a sliding scale from 15% to 25% of net sales in each country, depending on the annual net sales for Tercica’s territory.

•

The Somatuline® license and collaboration agreement is effective on a product-by-product and country-by-country basis until the expiration of the royalty term with respect to such product in such country. Upon expiration of the royalty term with respect to a given Somatuline® Depot product, in a given country, Tercica would be granted a fully paid-up, irrevocable and perpetual non-exclusive license under Ipsen’s patents and know how and trademarks with respect to such Somatuline® Depot product. The Somatuline® license and collaboration agreement can be terminated by either party for the other party’s uncured material breach or insolvency, and may be terminated by Ipsen if Tercica undergoes a change of control.

PROPOSAL 1

ELECTION OF DIRECTORS

Tercica’s Board of Directors currently consists of eight directors and one vacancy. At the 2007 Annual Meeting of Stockholders, Tercica’s stockholders approved certain amendments to Tercica’s charter documents to eliminate Tercica’s classified Board of Directors and to provide that directors thereafter would be elected to one-year terms. However, the terms of the directors elected at and prior to the 2007 Annual Meeting of Stockholders were not affected by these amendments. Each of the directors elected at and prior to the 2007 Annual Meeting of Stockholders will continue to serve until his respective current term of office expires (other than Dennis Henner, who resigned from the Board in February 2007). Any new directors elected by the Board of Directors following the effectiveness of these amendments by reason of a vacancy, whether due to the death, resignation or removal of a director, or due to an increase in the size of the Board of Directors, will be elected only to serve for a one-year term expiring at the next annual meeting of stockholders and until his or her successor is elected and has qualified. Vacancies on Tercica’s Board of Directors may be filled only by a majority of the remaining directors then in office (or by a sole remaining director). The current vacancy on the Board was created by the resignation of Jean-Luc Bélingard in October 2007. Mr. Bélingard was one of the two initial designees of Ipsen pursuant to the terms of the affiliation agreement described under “Collaboration with Ipsen” above. To date, Ipsen has not nominated a replacement designee to the Board of Directors as a result of Mr. Bélingard’s resignation.

There are three directors whose term of office expires in 2008 and who are standing for election—Ross G. Clark, Ph.D., Faheem Hasnain and David L. Mahoney. Each of Dr. Clark, Mr. Hasnain and Mr. Mahoney are currently directors of Tercica. The Corporate Governance and Nominating Committee of the Board of Directors recommended to the Board of Directors that each of Dr. Clark, Mr. Hasnain and Mr. Mahoney be nominated for election at the Annual Meeting. Mr. Hasnain, who was elected to the Board on February 27, 2008 to fill the vacancy created by Dr. Henner’s resignation from the Board, was originally recommended to serve on Tercica’s Board of Directors by Karin Eastham, a member of Tercica’s Board of Directors. If elected at the Annual Meeting, each of these nominees would serve for a one-year term expiring at the 2009 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Tercica does not have a formal policy regarding its directors attendance at annual meetings of stockholders, but Tercica encourages its directors to attend annual meetings of stockholders. Each of Tercica’s directors at the time attended the 2007 Annual Meeting of Stockholders, except for Mr. Bélingard.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three nominees receiving the highest number of affirmative votes will be elected. Proxies may not be voted for more than three directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Corporate Governance and Nominating Committee of Tercica’s Board of Directors, subject to Tercica’s obligations under the affiliation agreement with Ipsen. Each person nominated for election has agreed to serve if elected, and Tercica has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a One-Year Term Expiring at the 2009 Annual Meeting

Ross G. Clark, Ph.D.

Dr. Ross G. Clark, age 57, has served as Tercica’s Chief Technical Officer since May 2002 and as a member of Tercica’s Board of Directors since December 2001. From December 2001 to August 2003, Dr. Clark served as Chairman of Tercica’s Board of Directors. From December 2001 to February 2002, Dr. Clark served as Tercica’s Chief Executive Officer and President. Dr. Clark founded Tercica Limited, Tercica’s predecessor company in

Proxy	Appendix A	Form 10-K	Annual Report

New Zealand, in September 2000. Since September 1997, Dr. Clark has served as Professor of Endocrinology at the University of Auckland. From October 1997 to January 2000, Dr. Clark served as Chief Scientist for NeuronZ Limited, a New Zealand biotechnology company. In July 1999, Dr. Clark served as a board member of ViaLactia Biosciences (NZ) Ltd, a biotechnology subsidiary of the New Zealand Dairy Board. From 1990 to 1997, Dr. Clark served as a senior scientist for Genentech, Inc., a biotechnology company. Dr. Clark received his B.Sc., Dip.Sci. and Ph.D. degrees in veterinary physiology from Massey University, New Zealand.

Faheem Hasnain

Mr. Faheem Hasnain, age 49, has served as a member of Tercica’s Board of Directors since February 2008. Mr. Hasnain has served as Executive Vice President, Oncology/Rheumatology Strategic Business Unit of Biogen Idec Inc., a biotechnology company, since October 2007. Prior to that, Mr. Hasnain served as Senior Vice President, Oncology Rheumatology Strategic Business Unit from February 2007 to October 2007 and as Senior Vice President, Oncology Strategic Business Unit from October 2004 to February 2007. Prior to that, Mr. Hasnain served as President, Oncology Therapeutics Network at Bristol-Myers Squibb from March 2002 to September 2004. From January 2001 to February 2002, Mr. Hasnain served as Vice President, Global eBusiness at GlaxoSmithKline and prior to 2000 served in key commercial and entrepreneurial roles within GlaxoSmithKline and its predecessor organizations, spanning global eBusiness, international commercial operations, sales and marketing. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.

David L. Mahoney

Mr. David L. Mahoney, age 53, has served as a member of Tercica’s Board of Directors since October 2004. Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a supply, information and care management products and services company, and Chief Executive Officer of iMcKesson LLC, a healthcare information and connectivity company, from July 1999 to February 2001. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. From 1981 to 1990, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm. Mr. Mahoney also serves on the Board of Directors of Corcept Therapeutics, a pharmaceutical company, and Symantec Corporation, an information and security software and applications company. Mr. Mahoney has a B.A. degree in English from Princeton University and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

Directors Continuing in Office Until the 2009 Annual Meeting

Alexander Barkas, Ph.D.

Dr. Alexander Barkas, age 60, has served as Chairman of Tercica’s Board of Directors since August 2003 and has served as a member of Tercica’s Board of Directors since May 2002. Since June 1997, Dr. Barkas has served as a managing member of Prospect Management Co., LLC, a venture capital management company. From 1991 to 1997, he was a partner at Kleiner Perkins Caufield & Byers, a venture capital management company. From 1994 to 1995, he served as Chairman of the board of directors of Connetics Corporation, a pharmaceutical company. From 1993 to 1994, Dr. Barkas also served as Chief Executive Officer and President of Connetics Corporation. Dr. Barkas served as Chief Executive Officer of Geron Corporation, a biotechnology company, from 1992 to 1993, and has been Geron Corporation’s Chairman of the board of directors since 1993. From 1989 to 1991, Dr. Barkas was a founder and served as the Chief Executive Officer of BioBridge Associates, a health care consulting firm. He currently serves as a director for Geron Corporation and Amicus Therapeutics, Inc., a biopharmaceutical company. Dr. Barkas received his B.A. degree in biology from Brandeis University and his Ph.D. in biology from New York University.

Mark Leschly

Mr. Mark Leschly, age 39, has served as a member of Tercica’s Board of Directors since July 2003. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, Inc., an investment and venture capital management company. From 1994 to July 1999, Mr. Leschly was an associate and then a general partner of Healthcare Ventures L.L.C., a venture capital management company. From 1991 to 1993, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly is currently a director of Verenium Corporation, an alternative energy company, Senomyx, Inc., a biotechnology company, and NitroMed, Inc., a biotechnology company. He received his B.A. degree in history from Harvard University and his M.B.A. from the Stanford Graduate School of Business.

Directors Continuing in Office Until the 2010 Annual Meeting

John A. Scarlett, M.D.

Dr. John A. Scarlett, age 57, has served as Tercica’s Chief Executive Officer and as a member of Tercica’s Board of Directors since February 2002. From February 2002 until February 2007, Dr. Scarlett also served as Tercica’s President. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation, a development stage pharmaceutical company. In 1995, he co-founded Covance Biotechnology Services, Inc., a biotechnology contract manufacturing company, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly owned subsidiary of Novo Nordisk A/S, a pharmaceutical company. From 1985 to 1990, Dr. Scarlett served as Vice President, Clinical Affairs and headed the clinical development group at Greenwich Pharmaceuticals, Inc., a pharmaceutical company. From 1982 to 1985, Dr. Scarlett served as Associate Director and, subsequently, as Director, of Medical Research and Services at Ortho-McNeil Pharmaceuticals, a wholly owned subsidiary of Johnson & Johnson. Dr. Scarlett received his B.A. degree in chemistry from Earlham College and his M.D. from the University of Chicago, Pritzker School of Medicine.

Karin Eastham

Ms. Karin Eastham, age 58, has served as a member of Tercica’s Board of Directors since December 2003. Since May 2004, Ms. Eastham has been Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer, and Secretary of Diversa Corporation, a genomic technology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin Pharmaceuticals, Inc., Illumina, Inc., and SGX Pharmaceuticals, Inc. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

Christophe Jean

Mr. Christophe Jean, age 52, has served as a member of Tercica’s Board of Directors since October 2006. Since May 2003, Mr. Jean has served as Executive Vice President and Chief Operating Officer of Ipsen. Mr. Jean joined Ipsen in September 2002, and was initially in charge of creating Ipsen’s strategic planning and strategic marketing departments. From 2000 until September 2002, Mr. Jean served as Chairman and Chief Executive Officer of Pierre Fabre Mdicament, S.A., a pharmaceutical company. Prior to that, Mr. Jean served in various capacities with Ciba-Geigy AG and then with Novartis Pharma AG after the merger of Ciba-Geigy and Sandoz AG. Mr. Jean is also a director of ExonHit Therapeutics S.A (France). Mr. Jean received an M.B.A. from Harvard University.

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Independence of the Board of Directors

The NASDAQ Stock Market listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Tercica, its senior management and its independent registered public accounting firm, Tercica’s Board of Directors has affirmatively determined that each of Dr. Barkas, Ms. Eastham, Mr. Hasnain, Mr. Leschly and Mr. Mahoney is an independent director within the meaning of the applicable NASDAQ listing standards. Each member of Tercica’s Compensation Committee and Corporate Governance and Nominating Committee is independent (as independence is currently defined in Rule 4200(c)(15) of the NASDAQ listing standards) and each member of the Audit Committee is independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards).

Information Regarding the Board of Directors and its Committees

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning Committee. Each of these committees has a written charter approved by Tercica’s Board of Directors. The following table provides membership and meeting information for fiscal 2007 for each of the Board of Directors committees:

Name	Audit		Compensation		Corporate Governance	Strategic Planning
Alexander Barkas, Ph.D.					X	X	*
Jean-Luc Bélingard (1)						X
Karin Eastham	X	*			X
Dennis Henner, Ph.D.(2)			X	*		X
Christophe Jean						X
Mark Leschly(3)	X		X		X
David L. Mahoney	X		X
John A. Scarlett, M.D.						X
Total meetings in fiscal year 2007	5		3		2	1

*	Committee Chairperson

(1)	Mr. Bélingard resigned form Tercica’s Board of Directors effective October 1, 2007.

(2)	Dr. Henner resigned from Tercica’s Board of Directors effective February 27, 2008. On February 27, 2008, the Board, upon recommendation of the Corporate Governance and Nominating Committee, elected Mr. Hasnain to fill the vacancy created by Dr. Henner’s resignation. Mr. Hasnain was also appointed to serve on the Audit Committee and Compensation Committee in connection with his election to the Board.

(3)	In connection with Mr. Hasnain’s appointment to the Audit Committee in February 2008, Mr. Leschly stepped down as a member of the Audit Committee and was appointed Chair of the Compensation Committee.

Below is a description of each standing committee of Tercica’s Board of Directors. Tercica’s Board of Directors has determined that each member of the Audit, Compensation Committees and Corporate Governance and Nominating Committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Tercica.

Audit Committee

The Audit Committee of the Board of Directors oversees Tercica’s corporate accounting and financial reporting processes and audits of Tercica’s financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee:

•	appoints, retains and determines the compensation for Tercica’s independent registered public accounting firm;

•	reviews and approves the retention of Tercica’s independent registered public accounting firm to perform any proposed permissible non-audit services;

•	oversees and monitors:

•	the integrity of Tercica’s financial statements,

•	Tercica’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters,

•	the qualifications, independence and performance of Tercica’s independent registered public accounting firm, and

•	Tercica’s internal accounting and financial controls;

•

provides the Board of Directors with the results of its monitoring and recommendations, as well as additional information and materials as it deems necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors;

•

oversees compliance with Tercica’s Code of Business Conduct and Ethics for Tercica’s directors, officers and other employees relating to matters of internal accounting controls, disclosure controls or auditing matters;

•	confers with management and Tercica’s independent registered public accounting firm regarding the effectiveness of Tercica’s internal control over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Tercica regarding accounting, internal accounting controls or auditing matters and procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meets to review Tercica’s annual audited financial statements and quarterly unaudited financial statements with management and Tercica’s independent registered public accounting firm, including reviewing Tercica’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Three directors currently comprise the Audit Committee: Ms. Eastham, Mr. Hasnain and Mr. Mahoney. From January 2007 to February 2008, the Audit Committee was comprised of Ms. Eastham, Mr. Leschly and Mr. Mahoney. Mr. Hasnain joined the Audit Committee upon his election to the Board in February 2008. The Audit Committee has adopted a written charter that is available to stockholders in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm. Tercica’s Board of Directors has reviewed the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of Tercica’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). Tercica’s Board of Directors has also determined that Ms. Eastham qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

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Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with Tercica’s management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountants’ independence. Based on the foregoing, the Audit Committee has recommended to Tercica’s Board of Directors that the audited financial statements be included in Tercica’s Annual Report in Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT COMMITTEE

Karin Eastham, Chair

Faheem Hasnain

David L. Mahoney

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Tercica specifically incorporates this report by reference in any such filing.

Compensation Committee

The Compensation Committee of Tercica’s Board of Directors approves and evaluates the overall compensation plans, policies and programs for Tercica. Among other things, the Compensation Committee:

•	reviews and makes recommendations to the Board of Directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•	reviews and makes recommendations to Tercica’s Board of Directors for the Chief Executive Officer and reviews and approves for Tercica’s other executive officers, the following:

•	annual base salary,

•	annual incentive bonus, including the specific goals and amount,

•	equity compensation,

•	employment agreements, severance arrangements, and change in control agreements and provisions, and

•	any other benefits, compensation, compensation policies or arrangements;

•	reviews and makes recommendations to the Board of Directors regarding the compensation policy for such other officers as directed by the Board of Directors; and

•

administers Tercica’s current stock plans and makes recommendations to the Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other plans proposed for adoption.

Three directors currently comprise the Compensation Committee: Mr. Hasnain, Mr. Leschly and Mr. Mahoney. From January 2007 to February 2008, the Compensation Committee was comprised of

Dr. Henner, Mr. Leschly and Mr. Mahoney. In February 2008, Dr. Henner resigned from the Board of Directors and all committees thereof and Mr. Hasnain was appointed to the Compensation Committee upon his election to the Board of Directors. All members of Tercica’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee has adopted a written charter that is available to stockholders in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets three times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the head of the Human Resources group and the Chief Executive Officer. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by Tercica to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. To date, the Compensation Committee has not delegated authority to any such subcommittees. The Board of Directors has delegated to Tercica’s Chief Executive Officer the authority to grant stock options to employees below the level of vice president as long as such grants are below 25,000 shares. Such stock options are granted upon an employee’s first day of employment with Tercica.

During 2007 and 2008, the Compensation Committee engaged Towers Perrin, a compensation and benefits consulting expert, to supply information regarding compensation of executive officers and directors. The compensation and benefits consulting expert was generally known to members of the Compensation Committee as a recognized top-tier independent compensation consultant. The work that Towers Perrin performed for the Compensation Committee for 2007 and 2008 is discussed under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Historically, the Compensation Committee has made the most significant adjustments to annual compensation and determined bonus and stock incentive awards at one or more meetings held during the first quarter of the year; however, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and promotions, at various meetings throughout the year. The Compensation Committee’s process comprises the determination of executive officers’ compensation levels, and the Compensation Committee makes a recommendation to the Board of Directors regarding the compensation level for Tercica’s Chief Executive Officer. For executives other than the Chief Executive Officer, the Compensation Committee typically solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, an initial evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board of Directors any adjustments to his compensation as well as any awards to be granted. The Compensation Committee also periodically reviews the level and form of director compensation. Any changes to director compensation are proposed by the Compensation Committee, with the input of Tercica’s Chief Executive Officer, to the Board of Directors for consideration and approval. In April 2008, following the recommendation of the Compensation Committee with input from Tercica’s Chief Executive Officer, the Board approved changes to the level and form of director compensation, effective April 1, 2008, as described in more detail under “Compensation of Directors.” For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data and performance, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the independent compensation consultant, including analyses of executive and director

Proxy	Appendix A	Form 10-K	Annual Report

compensation paid at other companies identified by the consultant. In the case of director compensation, the Compensation Committee considers both direct and indirect forms of compensation.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 and fiscal 2008 are described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

In 2007, three directors comprised Tercica’s Compensation Committee: Dr. Henner, Mr. Leschly and Mr. Mahoney. Upon Dr. Henner’s resignation from Tercica’s Board of Directors in February 2008, Mr. Hasnain was appointed to the Board of Directors and the Compensation Committee. No member of the Compensation Committee is or was formerly an officer or employee of Tercica. None of Tercica’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on Tercica’s Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Tercica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE

Mark Leschly, Chair

Faheem Hasnain

David L. Mahoney

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Tercica specifically incorporates this report by reference in any such filing.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of Tercica’s Board of Directors is responsible for, among other things:

•	reviewing the Board of Directors structure, composition and practices, and making recommendations on these matters to the Board of Directors;

•	reviewing, soliciting and making recommendations to the Board of Directors and the stockholders with respect to candidates for election to the Board of Directors;

•

overseeing compliance with Tercica’s Code of Business Conduct and Ethics for Tercica’s directors, officers and other employees relating to matters other than internal accounting controls, disclosure controls or auditing matters;

•	overseeing and monitoring Tercica’s compliance with legal and regulatory requirements, except as compliance relates to financial statements or accounting matters; and

•

reviewing with management any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues with respect to all matters other than with respect to Tercica’s financial statements or accounting policies.

Three directors currently comprise the Corporate Governance and Nominating Committee: Dr. Barkas, Ms. Eastham and Mr. Leschly. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Corporate Governance and Nominating Committee has adopted a written charter that is available to stockholders in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm.

The Corporate Governance and Nominating Committee is responsible for the recruitment of new Board members. Invitations to join the Board of Directors are extended by the Chairman of the Board of Directors on behalf of the entire Board. With respect to Board qualifications, the Corporate Governance and Nominating Committee takes into consideration: applicable laws and regulations (including those of NASDAQ), skills, experience, integrity, ability to make independent analytical inquiries, understanding of Tercica’s business and business environment, willingness to devote adequate time and effort to Board responsibilities, diversity, age and other relevant factors that vary depending on the specific needs of the Board of Directors at any particular time. In addition, under the affiliation agreement with Ipsen, nominees for director who are neither members of management nor Ipsen designees must be independent for NASDAQ purposes, based upon NASDAQ listing standards, and must have an outstanding reputation for personal integrity and distinguished achievement in areas relevant to Tercica’s business. The Corporate Governance and Nominating Committee reviews candidates for director in the context of the then-current composition, skills and expertise of the Board of Directors, Tercica’s operating requirements and its obligations under the affiliation agreement with Ipsen, and the interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee discusses such directors and makes a recommendation to the Board of Directors regarding their being nominated for election to the Board of Directors, including based on whether such directors are required to be nominated for election to the Board of Directors pursuant to the terms of the affiliation agreement with Ipsen. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether nominees must be independent for NASDAQ purposes, based upon NASDAQ listing standards and applicable SEC rules and regulations, and whether nominees meet the criteria set forth under the affiliation agreement with Ipsen. The Corporate Governance and Nominating Committee then identifies potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Tercica has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board of Directors and Tercica’s obligations under the affiliation agreement with Ipsen. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. The Committee, Chief Executive Officer and Chairman then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board of Directors, which will then vote on the nominee.

The Corporate Governance and Nominating Committee will consider, but not necessarily recommend to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. However, Ipsen has certain rights with respect to the nomination of directors pursuant to the terms of the affiliation agreement with Ipsen as described elsewhere in this proxy statement. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005. Recommendations must be delivered no sooner than 120 and no later than 90 days prior to the anniversary date of the mailing of Tercica’s proxy statement for the last annual meeting of stockholders. Tercica intends to mail this proxy statement on or about April 30, 2008, to all stockholders of record entitled to vote at the Annual Meeting. Accordingly, for the 2009 Annual Meeting of Stockholders, your recommendation must be received not later than the close of business on January 30, 2009, nor earlier than the close of business on December 31, 2008. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for

Proxy	Appendix A	Form 10-K	Annual Report

at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Tercica’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Corporate Governance and Nominating Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of Tercica’s voting stock other than pursuant to Ipsen’s designation rights under the affiliation agreement with Ipsen.

Strategic Planning Committee

The Strategic Planning Committee of Tercica’s Board of Directors was established in October 2006. Three directors currently comprise the Strategic Planning Committee: Dr. Barkas, Mr. Jean and Dr. Scarlett. From January 2007 to October 2007, five directors comprised the Strategic Planning Committee: Dr. Barkas, Mr. Bélingard, Dr. Henner, Mr. Jean and Dr. Scarlett, and from October 2007 to February 2008, four directors comprised the Strategic Planning Committee: Dr. Barkas, Dr. Henner, Mr. Jean and Dr. Scarlett. In October 2007 and February 2008, Mr. Bélingard and Dr. Henner, respectively, resigned from the Board of Directors and all committees thereof. The Strategic Planning Committee is responsible for, among other things:

•	reviewing all strategic issues affecting Tercica with regard to research and development, industrial, manufacturing, commercial and financial matters, as well as all alliances and partnerships;

•	reviewing and recommending to the Board of Directors an annual three-year strategic plan;

•	reviewing Tercica’s operating plans and allocation of resources and its relationship to Tercica’s strategic plans, and making recommendations thereto;

•	reviewing any major investment, asset sale, restructuring, alliance or partnership project; and

•	submitting reports, proposals and recommendations to the Board with respect to the foregoing.

Meetings of the Board of Directors

The Board of Directors met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications With the Board of Directors

Tercica’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders may send written communications to the Board of Directors or any of the directors, by certified mail only, c/o Chairman or Secretary, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005. All such written communications will be compiled by the Chairman or Secretary of Tercica and submitted to the full Board, or the individual directors, as the case may be, within a reasonably timely period.

Code of Business Conduct and Ethics

Tercica’s Code of Business Conduct and Ethics (which includes code of ethics provisions applicable to Tercica’s directors, principal executive officer and principal financial officer) is available in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm. Tercica intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its website at the address and the location specified above. Copies of Tercica’s Code of Business Conduct and Ethics are also available without charge by contacting Tercica’s Investor Relations department at (650) 624-4949.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board of Directors has directed management to submit the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Tercica’s financial statements since its inception in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Tercica’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tercica and its stockholders.

Stockholder approval of this Proposal 2 requires a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on this Proposal 2 (which shares voting “For” also constitute at least a majority of the required quorum).

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Tercica for the fiscal years ended December 31, 2007 and 2006, by Ernst & Young LLP, Tercica’s independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2007	2006
Audit Fees (1)	$724,000	$916,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	4,000	45,000
All Other Fees (4)	—	—

Total Fees	$728,000	$961,000

(1) Audit Fees. Consists of fees billed for professional services rendered for the audit of Tercica’s financial statements and review of the interim financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Fiscal 2006 audit fees have been revised to reflect additional fees billed by Ernst & Young LLP after Tercica’s proxy statement for the 2007 Annual Meeting of Stockholders was filed with the SEC on April 18, 2007.

(2) Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Tercica’s financial statements and are not reported under “Audit Fees.” There were no audit-related fees billed to Tercica for services rendered during fiscal 2007 and fiscal 2006.

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(3) Tax Fees. Consists of fees billed for professional services for federal and state tax compliance, tax planning and tax advice, which consists of technical tax consulting. During fiscal 2007, the service was for federal tax compliance. During fiscal 2006, these services included federal and state tax compliance, tax planning and tax advice.

(4) All Other Fees. Consists of fees for products and services other than the services described above. During fiscal 2007 and fiscal 2006, Ernst & Young LLP did not provide any such products or services to Tercica.

All fees described above were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policies and procedures.

Pre-Approval Policies and Procedures

Tercica’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Tercica’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Ernst & Young LLP to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of Ernst & Young LLP to render that service. When the Audit Committee chairperson pre-approves any services, the Audit Committee is advised immediately and at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Tercica does not engage Ernst & Young LLP to render audit or permissible non-audit services pursuant to pre-approval policies and procedures or otherwise, unless the engagement to provide such services has been approved by Tercica’s Audit Committee, or the Audit Committee chairperson, in advance. Tercica’s Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

PROPOSAL 3

APPROVAL OF THE TERCICA, INC.

AMENDED AND RESTATED 2004 STOCK PLAN

Tercica is requesting that stockholders approve the adoption of the Tercica, Inc. Amended and Restated 2004 Stock Plan, also referred to as the Amended 2004 Plan, which was adopted by Tercica’s Board of Directors on February 26, 2008, subject to stockholder approval. The Amended 2004 Plan was adopted as an amendment and restatement of the Tercica, Inc. 2004 Stock Plan, also referred to as the Current 2004 Plan, which was adopted by Tercica’s Board of Directors in September 2003 and was subsequently approved by Tercica’s stockholders. The Current 2004 Plan was amended in September 2006 to effect certain technical amendments to the Current 2004 Plan and was further amended in February 2008 to permit the grant of restricted stock units. Prior to such February 2008 amendment, the Current 2004 Plan provided for the grant of restricted stock awards but not restricted stock unit awards.

The Amended 2004 Plan was adopted, subject to stockholder approval, to effect the following changes to the Current 2004 Plan:

•	increase the limitation by which the share reserve under the Amended 2004 Plan may be automatically increased each year from 1,250,000 shares to a maximum of 1,750,000 shares;

•	limit the maximum number of shares that may be issued upon the exercise of incentive stock options under the Amended 2004 Plan to 50,000,000 shares;

•	permit shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award to become available for issuance under the Amended 2004 Plan;

•	revise the formula grants in effect for continuing outside directors at each annual meeting of stockholders, beginning with this Annual Meeting, as follows:

•	increase the number of options granted automatically to the Chairman of the Board at each annual meeting from 22,500 shares to 26,668 shares;

•	increase the number of options granted automatically to all outside directors except the Chairman of the Board at each annual meeting from 11,250 shares to 13,334 shares;

•	automatically grant restricted stock units covering 6,666 shares to the Chairman of the Board at each annual meeting of stockholders; and

•	automatically grant restricted stock units covering 3,333 shares to all outside directors except the Chairman of the Board at each annual meeting of stockholders;

•	extend the termination date of the Amended 2004 Plan to February 25, 2018; and

•	effect various technical amendments to facilitate administration of the Amended 2004 Plan, and maintain its compliance with applicable law and regulations.

The Board adopted the Amended 2004 Plan to ensure that Tercica will have a sufficient number of shares to continue to utilize a broad array of equity incentives for securing and retaining the services of Tercica’s employees, consultants, and directors, and providing incentives for such persons to exert maximum efforts toward Tercica’s success. By providing a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of Tercica common stock through the grant of stock awards, the Board seeks to align the compensation and interests of those individuals with Tercica’s stockholders. The proposed amendments to the formula awards to outside directors as set forth in the Amended 2004 Plan are essential to Tercica’s continuing efforts to attract and retain qualified and experienced individuals to serve as members of the Board at a time when their responsibilities and obligations are increasing as a result of continuing changes in the law.

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Stockholder approval of this Proposal 3 requires a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on this Proposal 3 (which shares voting “For” also constitute at least a majority of the required quorum). Should Tercica’s stockholders fail to approve the Amended 2004 Plan, the Current 2004 Plan will continue to remain in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” PROPOSAL 3

The terms and provisions of the Amended 2004 Plan are summarized below. This summary, however, does not purport to be a complete description of the Amended 2004 Plan. The Amended 2004 Plan has been filed with the SEC as an Appendix to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Amended 2004 Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Secretary, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005.

The following is a summary of the material features of the Amended 2004 Plan.

General

The Amended 2004 Plan provides for the discretionary grant of incentive stock options, nonstatutory stock options, stock purchase rights, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance units and performance shares (collectively, the “stock awards”). Incentive stock options granted under the Amended 2004 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Nonstatutory stock options granted under the Amended 2004 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards. The Amended 2004 Plan also provides for the automatic and non-discretionary grant of stock options and restricted stock units to outside directors over their period of service on Tercica’s Board (see “Formula Awards to Outside Directors” below).

Purpose

Tercica’s Board adopted the Amended 2004 Plan to provide a means to attract and retain the services of Tercica’s employees, directors, and consultants, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of Tercica common stock through the grant of stock awards, thereby aligning compensation and interests of those individuals with Tercica’s stockholders.

Administration

The Board administers the Amended 2004 Plan. Subject to the provisions of the Amended 2004 Plan, the Board has the broad authority to: (a) select individuals to whom stock awards may be granted; (b) determine the terms and conditions of any stock award; (c) determine the number of shares of common stock covered by each stock award; (d) cancel and re-grant outstanding stock awards or reduce the exercise price of any outstanding stock award; and (e) modify or amend each stock award. In addition, the Board may (a) construe and interpret the terms of the Amended 2004 Plan and awards granted thereunder; (b) prescribe, amend and rescind rules and regulations relating to the Amended 2004 Plan; and (c) make all other determinations necessary or advisable for administering the Amended 2004 Plan. However, all automatic and non-discretionary grants of stock options and restricted stock units to outside directors are made in strict compliance with the express provisions of the Amended 2004 Plan.

Tercica’s Board has the authority to delegate some or all of the administration of the Amended 2004 Plan to a committee of the Board. Such a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. As used herein with respect to the Amended 2004 Plan, the “Board” refers to the

Board itself as well as any committee appointed by Tercica’s Board. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from Tercica other than compensation for service as a director (except for amounts not in excess of specified limits provided by Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither a current or former officer of Tercica nor a current employee of Tercica, does not receive any remuneration from Tercica other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from Tercica (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code).

Eligibility

Incentive stock options may be granted under the Amended 2004 Plan only to Tercica’s employees (including officers). Tercica’s employees (including officers), non-employee directors, and consultants are eligible to receive all other types of stock awards under the Amended 2004 Plan. All of Tercica’s approximately 140 employees and directors are eligible to participate in the Amended 2004 Plan. However, the grant of automatic and non-discretionary stock awards to outside directors is currently limited to the six non-employee directors.

No incentive stock option may be granted under the Amended 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of Tercica’s total combined voting power, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Amended 2004 Plan and any of Tercica’s other equity plans) may not exceed $100,000 (any excess of such amount will be treated as nonstatutory stock options).

No person may be granted an option to purchase more than 500,000 shares of common stock during any fiscal year under the Amended 2004 Plan. However, an additional option to purchase 250,000 shares may be granted to a person in connection with his or her initial service as an employee. Stockholder approval of this Proposal will also constitute re-approval of the foregoing limits for purposes of Section 162(m) of the Code. This limitation assures that any deductions to which Tercica would otherwise be entitled either upon the exercise of stock options granted under the Amended 2004 Plan or upon the subsequent sale of the shares acquired under those stock options, will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

Shares Subject to the Amended 2004 Plan

Subject to this Proposal, the maximum number of shares of Tercica common stock available for issuance under the Amended 2004 Plan is 7,315,540 shares, subject to the automatic increases described in the paragraph below. This share reserve consists of (a) the number of shares remaining available for issuance under Tercica’s 2002 Executive Stock Plan and 2002 Stock Plan (the “2002 Plans”) as of the effective date of the Current 2004 Plan; (b) the shares returned to the 2002 Plans prior to February 25, 2008 as a result of termination of options or repurchases of shares issued under the 2002 Plans; and (c) an aggregate of 4,733,834 shares added on the first day of each of Tercica’s fiscal years beginning in 2005 though 2008 pursuant to the automatic annual increase provision of the Current 2004 Plan.

In addition, subject to this Proposal, the number of shares of Tercica common stock available for issuance under the Amended 2004 Plan will automatically increase (a) by the shares returned to the 2002 Plans on or after February 26, 2008 as a result of termination of options or repurchases of shares issued under the 2002 Plans and (b) by the number of shares determined pursuant to the automatic annual increase provision of the Amended 2004 Plan. The automatic annual increase provision of the Amended 2004 Plan provides that, on the first day of Tercica’s fiscal year beginning in 2009, and continuing through and including 2018, the number of shares of

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Tercica common stock available for issuance under the Amended 2004 Plan will automatically increase by the least of (a) 1,750,000 shares, (b) 4% of the outstanding shares on each applicable date, or (c) such lesser number determined by the Board. Under the Current 2004 Plan, the automatic annual increase was the least of (a) 1,250,000 shares, (b) 4% of the outstanding shares on the first day of each fiscal year, or (c) such lesser number determined by the Board, with such automatic increases to continue until 2013.

If stock awards granted under the Amended 2004 Plan expire or otherwise terminate without being exercised in full, or surrendered pursuant to a cancel and re-grant program, the shares of common stock not acquired pursuant to those awards again become available for subsequent issuance under the Amended 2004 Plan. Shares issued pursuant to restricted stock, restricted stock units, performance units, or performance shares will become available for future grant if they are forfeited to or repurchased by Tercica due to a failure to vest. If the exercise price or tax withholding obligations are satisfied by tendering shares of common stock held by a participant, the number of shares so tendered will become available for subsequent issuance under the Amended 2004 Plan. Upon payment in shares pursuant to exercise of a stock appreciation right, the number of shares available for issuance under the Amended 2004 Plan will be reduced only by the number of shares actually issued in such payment. Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of incentive stock options is 50,000,000 shares. The Current 2004 Plan did not allow shares tendered to satisfy the exercise price or the tax withholding obligations to be returned to the plan, nor did it have a limit on the shares that may be issued upon the exercise of incentive stock options.

As of March 31, 2008, 5,925,020 shares of Tercica common stock were subject to outstanding options under the Current 2004 Plan, 200,205 shares of Tercica common stock were subject to restricted stock units under the Current 2004 Plan, and approximately 1,129,379 shares of Tercica common stock (plus any shares that might in the future be returned to the Current 2004 Plan as a result of the cancellation or expiration of stock awards) remained available for future issuance under the Amended 2004 Plan.

Terms of Options

Options may be granted under the Amended 2004 Plan pursuant to stock option agreements adopted by the Board. The following is a description of the permissible terms of options under the Amended 2004 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock on the date of grant. The fair market value per share on any particular date under the Amended 2004 Plan is the closing sales price per share on such date reported on the NASDAQ Global Market.

Consideration. The exercise price of options granted under the Amended 2004 Plan may, at the discretion of the Board, be paid (a) by cash or check; (b) by promissory note; (c) by delivery of other shares of common stock; (d) pursuant to a cashless exercise program; (e) by a reduction in the amount of any liability owed to the participant; (f) by any combination of the foregoing; or (g) by other consideration permitted by applicable laws.

Vesting. Options granted under the Amended 2004 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the participant’s continued service with Tercica, whether such service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed or upon achievement of certain performance goals determined by the Board. Shares covered by different options granted under the Amended 2004 Plan may be subject to different vesting terms. Unless otherwise determined by the Board, vesting of stock awards is suspended during unpaid leaves of absence.

Term. The maximum term of options granted under the Amended 2004 Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Options under the Amended 2004 Plan generally terminate three months after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of termination; (b) termination is due to the participant death, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer. Unless the Board determines otherwise, a participant in the Amended 2004 Plan may not transfer an option other than by will or by the laws of descent and distribution. During the lifetime of a participant, only the participant may exercise an option. A participant may also designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Purchase Rights

Stock purchase rights may be granted under the Amended 2004 Plan pursuant to stock purchase right agreements adopted by the Board. Individual stock purchase right agreements may be more restrictive as to any or all of the permissible terms described below. Stock purchase rights may be granted as stand-alone stock awards or in tandem with other stock awards.

Sale of Shares. The Board may sell shares of common stock to a purchaser subject to a repurchase option in Tercica’s favor.

Repurchase Option. The repurchase option is exercisable upon the voluntary or involuntary termination of a purchaser’s service with Tercica for any reason (including death or disability). The purchase price for shares acquired upon exercise of a repurchase option is determined by the Board and may be paid by cancellation of any indebtedness owed by a purchaser to Tercica. The repurchase option will lapse at a rate determined by the Board.

Restrictions on Transfer. Unless determined otherwise by the Board, a stock purchase right may not be transferred in any manner other than by will or by the laws of descent or distribution.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2004 Plan pursuant to restricted stock award agreements adopted by the Board. Individual restricted stock award agreements may be more restrictive as to any or all of the permissible terms described below.

Grant of Restricted Stock. The Board may grant shares of Tercica common stock to a participant. Unless otherwise determined by the Board, shares will be held by Tercica in escrow until the vesting restrictions have lapsed.

Vesting. Restricted stock may vest over the passage of time, the achievement of target levels of performance, or the occurrence of other events determined by the Board. Shares will be released from escrow promptly following the lapse of any vesting restrictions. Vesting is suspended during any unpaid leave of absence.

Voting Rights. Participants holding shares of restricted stock are entitled to full voting rights with respect to those shares, unless determined otherwise by the Board.

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Dividends. Participants holding shares of restricted stock are entitled to receive all dividends and other distributions paid with respect to their shares, unless determined otherwise by the Board.

Restrictions on Transfer. Unless determined otherwise by the Board, shares of Tercica common stock subject to a restricted stock award may not be transferred until all vesting restrictions have lapsed.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended 2004 Plan pursuant to restricted stock unit agreements adopted by the Board.

Vesting. Restricted stock unit awards may vest over the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Board. Vesting is suspended during any unpaid leave of absence.

Settlement of Restricted Stock Units. Upon meeting vesting criteria applicable to a restricted stock unit award, a participant is entitled to receive a payout in the form of cash or shares of Tercica common stock. The timing of such payments is determined by the Board. In addition, the Board may permit participants to defer the payment of such payouts.

Dividend Equivalents. Dividend equivalent rights may be credited in respect of shares of common stock covered by a restricted stock unit award.

Cancellation. On a date set forth in a restricted stock unit agreement, all unearned restricted stock units will be forfeited by the participant to Tercica.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2004 Plan pursuant to stock appreciation rights agreements adopted by the Board. Individual stock appreciation right agreements may be more restrictive as to any or all of the permissible terms described below. Stock Appreciation Rights may be granted as stand-alone stock awards, affiliated with other stock options, or in tandem with other stock options.

Exercise Price. The Board has discretion to set the exercise price of each stand-alone stock appreciation right. The exercise price of each affiliated and tandem stock appreciation right is equal to the exercise price of the related stock option.

Exercise. Upon exercise of a stock appreciation right, Tercica will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the exercise price determined by the Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of common stock, or any other form of consideration determined by the Board.

Terms of Performance Shares and Performance Units

Performance shares and performance units may be granted to participants at the discretion of the Board.

Value. Each performance unit has an initial value established by the Board on or before the date of grant. Each performance share has an initial value equal to the fair market value of a share on the date of grant.

Performance Objectives. The Board may set performance objectives, in its discretion, which determine the number or value of performance shares or performance units that will be paid to a participant should the performance objectives be met within a designated performance period.

Settlement. Upon meeting performance objectives, a participant is entitled to receive a payout in the form of cash, shares of Tercica common stock (which have an aggregate fair market value equal to the value of the earned award at the close of the applicable performance period), or in a combination thereof.

Cancellation. On the date set forth in the award agreement, all unearned or unvested performance shares or performance units will be forfeited by the participant to Tercica.

Formula Awards to Outside Directors

The Amended 2004 Plan also provides for the automatic grant of nonstatutory stock options and restricted stock units to non-employee directors, or outside directors, over their period of service on the Board. These awards will be made as follows:

•

First Options. At the time of his or her initial election or appointment to Tercica’s Board, each new outside director will automatically receive an option to purchase 22,500 shares of Tercica common stock (a “first option”). A first option will not be granted to a director who ceases employment while continuing to serve on Tercica’s Board.

•

Subsequent Options. On the date of each annual meeting of stockholders, including this Annual Meeting, the Chairman of the Board will automatically receive an option to purchase 26,668 shares of Tercica common stock, and each outside director except the Chairman of the Board will automatically receive an option to purchase 13,334 shares of Tercica common stock (each, a “subsequent option”). In order to receive a subsequent option, an outside director must have served on Tercica’s Board for at least the preceding six months. Under the previous 2004 Plan, the Chairman of the Board received an option to purchase 22,500 shares, and each outside director except the Chairman of the Board received an option to purchase 11,250 shares.

•

Annual Restricted Stock Unit Awards. On the date of each annual meeting of stockholders, including this Annual Meeting, the Chairman of the Board will automatically receive restricted stock units covering 6,666 shares of Tercica common stock, and each outside director except the Chairman of the Board will automatically receive restricted stock units covering 3,333 shares of Tercica common stock (each, an “annual restricted stock unit award”). In order to receive an annual restricted stock unit award, an outside director must have served on Tercica’s Board for at least the preceding six months. The previous 2004 Plan did not provide for the automatic grant of restricted stock units to outside directors.

Vesting. Each first option vests as to one-third of the underlying shares on the earlier of (a) each anniversary of the date of grant, or (b) the first annual meeting in which directors are elected each year following the year of grant. Each subsequent option and annual restricted stock unit award vests as to all of the underlying shares on the earlier of (a) the first anniversary of the date of grant, or (b) the first annual meeting in which directors are elected in the following year. In order to vest in an award, an outside director must remain in service as an employee, director, or consultant of Tercica on the applicable vesting dates.

Terms of Options. The exercise price of each initial option and subsequent option is 100% of the fair market value of Tercica common stock on the date of grant. Unless otherwise provided in an option agreement, options granted to outside directors terminate three months after termination of the individual’s service unless (a) termination is due to disability, in which case the option may be exercised at any time within 12 months of termination; or (b) termination is due to death, in which case the option may be exercised within 12 months of the individual’s death by the person or persons to whom the rights to such option have passed. In no event, however, may an option be exercised beyond the expiration of its maximum ten-year term. Any remaining terms may be set forth in an option agreement adopted by the Board.

Terms of Restricted Stock Units. Restricted stock units will be granted pursuant to terms and conditions of the Amended 2004 Plan. The Board may establish programs and procedures providing for the deferral of delivery of shares of Tercica common stock subject to restricted stock units. Any remaining terms may be set forth in a restricted stock unit agreement adopted by the Board.

Proxy	Appendix A	Form 10-K	Annual Report

Amendment. The Board has the discretion to amend the number of shares subject to each first option, each subsequent option, and each annual restricted stock unit award.

Changes to Capital Structure

In the event any change is made to the outstanding shares of Tercica common stock (whether through a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Tercica securities, or other changes in Tercica’s corporate structure), the Board will make appropriate adjustments to (a) the number and class of shares which may be delivered under the Amended 2004 Plan, (b) the number and class of shares which may be issued pursuant to the exercise of incentive stock options, (c) the number, class and price of shares covered by each outstanding award, (d) the number of options granted to any individual in any fiscal year, and (e) the number of shares subject to stock awards granted automatically to outside directors. Such adjustments will prevent the dilution or enlargement of benefits or potential benefits intended to be provided under the Amended 2004 Plan.

Changes in Control

In the event of a change in control transaction, each outstanding stock award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation does not assume or substitute for a stock award, it will become fully vested and all performance goals or other vesting criteria will be deemed achieved at 100% of target levels. All stock awards granted to outside directors that are assumed or substituted in a change in control transaction will become fully vested if the outside director terminates after the change in control transaction for any reason other than a voluntary resignation.

A change in control transaction will be deemed to occur in the event (a) any person directly or indirectly acquires securities representing 50% or more of Tercica’s total voting power; (b) a sale of all or substantially all of Tercica’s assets occurs; (c) a majority of Tercica’s Board becomes comprised of individuals whose nomination or election was not approved by a majority of incumbent Board members or their approved successors within any two year period; or (d) any merger or consolidation occurs, except a merger or consolidation resulting in Tercica voting securities continuing to represent at least 50% of the total voting power of the surviving entity or its parent immediately after such transaction.

The acceleration of stock awards in the event of a change in control transaction may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Tercica.

Duration, Termination, and Amendment

The Amended 2004 Plan is scheduled to terminate no later than February 25, 2018. The Current 2004 Plan was scheduled to terminate by its terms in September 2013. Termination of the Amended 2004 Plan will not affect the Board’s ability to exercise its administrative powers with respect to stock awards granted under the Amended 2004 Plan prior to its termination.

The Board may at any time amend, suspend or terminate the Amended 2004 Plan, subject to any required stockholder approval. In addition, the Board may amend the terms of any one or more stock awards without the participant’s consent if necessary to maintain the qualified status of the award as an incentive stock option or to bring an award into compliance with Section 409A of the Code.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and Tercica with respect to participation in the Amended 2004 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the Amended 2004 Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or Tercica by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Tercica will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Tercica will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Tercica will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Purchase Rights and Restricted Stock Awards. Upon receipt of a stock purchase right or restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. Tercica will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a stock purchase right or restricted stock award are unvested and subject to repurchase by Tercica in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when Tercica’s repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (a) the fair market value of the shares on the date of issuance, over (b) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and Tercica will be

Proxy	Appendix A	Form 10-K	Annual Report

required to satisfy certain tax withholding requirements applicable to such income. Tercica will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards, Performance Units, and Performance Shares. No taxable income is recognized upon receipt of restricted stock units, performance units, or performance share grant. The participant will generally recognize ordinary income in the year in which the shares or cash subject to the award are actually vested and issued to the participant in an amount equal to the fair market value of the shares or the amount of cash on the date of issuance. The participant and Tercica will be required to satisfy certain tax withholding requirements applicable to such income. Tercica will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares or cash are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Tercica are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, Tercica will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from Tercica, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

Options. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation if (a) the options are granted by a compensation committee or committee of the Board comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise price of the option is no less than the fair market value of the stock on the date of grant. Subject to stockholder approval of this Proposal, it is intended that all options granted under the Amended 2004 Plan qualify as performance-based compensation that is exempt from the $1,000,000 deduction limitation until the first stockholder meeting that occurs in 2013.

All Other Stock Awards. Compensation attributable to all other stock awards granted under the Amended 2004 Plan will not qualify as performance-based compensation, and therefore will remain subject to the $1,000,000 deduction limitation imposed by Section 162(m) of the Code.

Equity Compensation Plan Information

Please see the section of this proxy statement entitled “Equity Compensation Plan Information” for certain information with respect to compensation plans under which Tercica’s equity securities are authorized for issuance.

New Plan Benefits

Tercica cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the Amended 2004 Plan. The first table below sets forth information about awards granted in the 2007 calendar year under the Current 2004 Plan to Tercica’s “named executive officers,” all current executive officers as a group, all non-executive directors as a group, and all non-executive employees as a group. Should Tercica’s stockholders approve the Amended 2004 Plan, Tercica’s outside directors will receive their scheduled annual awards under the Amended 2004 Plan on the date of the Annual Meeting as described in “Formula Awards to Outside Directors” above. Accordingly, the second table below sets forth the proposed grants to be made under the Amended 2004 Plan to our non-employee directors, individually and as a group, in connection with this Annual Meeting. Should Tercica’s stockholders fail to approve the Amended 2004 Plan, Tercica’s outside directors will receive an option to purchase a lesser number of shares under the Current 2004 Plan on such date. On April 24, 2008, the last reported sales price of Tercica common stock on the NASDAQ Global Market was $5.20.

Awards Granted in 2007 under the Current 2004 Plan

Name	Number of Shares Subject to Stock Option Awards (#)	Weighted Average Exercise Price Per Share ($)
John A. Scarlett, M.D.	250,000	$5.56
Ajay Bansal	85,000	$5.78
Richard King	275,000	$5.40
Stephen N. Rosenfield	120,000	$5.78
Thorsten von Stein, M.D., Ph.D.	85,000	$5.78
Executive Group (8 persons)	980,000	$5.62
Non-Executive Director Group (7 persons)	90,000	$6.60
Non-Executive Employee Group (134 persons)	1,063,602	$6.08

Awards to be Granted to Non-Employee Directors under the Amended 2004 Plan at the Annual Meeting

Name	Number of Shares Subject to Stock Option Awards (#)(1)	Number of Restricted Stock Units (#)
Alexander Barkas, Ph.D.	26,668	6,666
Karin Eastham	13,334	3,333
Faheem Hasnain(2)	—	—
Christophe Jean	13,334	3,333
Mark Leschly	13,334	3,333
David L. Mahoney	13,334	3,333
Non-Executive Director Group (6 persons)	80,004	19,998

(1)	The exercise price per share of all options will be equal to the closing price of Tercica common stock on the date of grant.

(2)	Mr. Hasnain is not eligible to receive formula awards at the Annual Meeting since he will not have served as an outside director for a period of at least six months preceding the date of the Annual Meeting.

Proxy	Appendix A	Form 10-K	Annual Report

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Tercica common stock as of March 31, 2008 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of Tercica’s executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of Tercica as a group; and (iv) each person or group of affiliated persons known by Tercica to be the beneficial owner of more than five percent of its common stock as of March 31, 2008.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Suraypharm, S.A.S.; Ipsen, S.A.(2)	44,383,064	64.9%
Entities affiliated with MPM BioVentures III LLC(3)	6,915,518	13.4%
Invesco Ltd.(4)	3,868,833	7.5%
Entities affiliated with Prospect Management Co. II, LLC(5)	3,063,540	5.9%
Entities affiliated with Rho Capital Partners, Inc.(6)	3,004,951	5.8%
MedImmune, Inc.(7)	2,996,250	5.8%

Directors and Executive Officers:
John A. Scarlett, M.D.(8)	1,570,904	3.0%
Ross G. Clark, Ph.D.(9)	806,729	1.6%
Stephen N. Rosenfield(10)	533,833	1.0%
Thorsten von Stein, M.D., Ph.D.(11)	360,500	*
Ajay Bansal(12)	370,000	*
Richard King(13)	349,000	*
Alexander Barkas, Ph.D.(14)	3,185,079	6.2%
Karin Eastham(15)	56,250	*
Faheem Hasnain (16)	22,500	*
Christophe Jean(17)	33,750	*
Mark Leschly(18)	3,061,201	5.9%
David L. Mahoney(19)	56,250	*
All directors and executive officers as a group (14 persons)(20)	11,110,771	20.2%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Tercica believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 51,583,550 shares outstanding on March 31, 2008, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)

Includes 12,527,245 shares held by Suraypharm, S.A.S., 519,101 shares held by Ipsen and 15,684,687 shares that may be acquired within 60 days of March 31, 2008 pursuant to three convertible promissory notes and a warrant, each held by Ipsen, or a 42.7% beneficial ownership position with respect to the shares held by, or that may be acquired within 60 days of March 31, 2008 by, Ipsen and Suraypharm. The shares listed in the table above, as well as the percentage beneficial ownership position listed in the table above, also include 14,503,281 shares held by the supporting stockholders and options to purchase 1,148,750 shares of common stock held by the supporting stockholders that may be exercised pursuant to early exercise agreements, of which 418,543 will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008. All of the shares of Tercica common stock and options to purchase shares of Tercica common stock held by the supporting stockholders are subject to the voting agreements Ipsen and Suraypharm entered into with each of the supporting stockholders as described under the caption “Collaboration with Ipsen—Voting Agreements.”

Ipsen and Suraypharm may be deemed to be the beneficial owner of the shares of Tercica common stock and options to purchase shares of Tercica common stock subject to the voting agreements and to share the power to vote or to direct the vote of these shares. Each of Ipsen and Suraypharm expressly disclaims beneficial ownership of the shares of Tercica common stock and options to purchase shares of Tercica common stock subject to the voting agreements. Mr. Jean, a director of Tercica, does not have shared or sole voting or dispositive over the shares beneficially owned by Suraypharm and Ipsen and expressly disclaims beneficial ownership of the shares beneficially owned by Suraypharm and Ipsen. The address for each of Ipsen and Suraypharm is 42, rue du Docteur Blanche, 75016 Paris, France.

(3)	Represents 5,707,936 shares held by MPM BioVentures III-QP, L.P., 482,343 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG, 383,776 shares held by MPM BioVentures III, L.P., 112,772 shares held by MPM Asset Management Investors 2002 BVIII LLC, and 172,441 shares held by MPM BioVentures III Parallel Fund, L.P., and options to purchase 56,250 shares of Tercica common stock granted to Dr. Henner, one of Tercica’s former directors, that may be exercised within 57 days of March 31, 2008. In connection with Dr. Henner’s resignation from Tercica’s Board, if his options are not exercised within such time period the options are forfeited. Dr. Henner is obligated to transfer any shares issued pursuant to the exercise of such options to MPM BioVentures III LLC. Dr. Henner is a general partner of MPM BioVentures III LLC, the indirect general partner of the stockholders listed above, and holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Henner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for MPM BioVentures III LLC is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2008 by Invesco Ltd. on behalf of itself and AIM Funds Management Inc., or AFM, a subsidiary of Invesco Ltd. According to the Schedule 13G/A filed by Invesco Ltd., AFM has sole voting and dispositive power over such shares. Pursuant to the Schedule 13G/A filed by Invesco Ltd., Invesco Ltd. and its subsidiaries disclaim beneficial ownership of the shares of Tercica common stock beneficially owned by any of their executive officers and directors, and each of Invesco Ltd.’s direct and indirect subsidiaries also disclaim beneficial ownership of shares of Tercica common stock beneficially owned by Invesco Ltd. and any other subsidiary. The address of Invesco Ltd. is 1360 Peachtree Street NE, Atlanta, GA 30309. The Schedule 13G/A filed by Invesco Ltd. provides information only as of December 31, 2007 and, consequently, Invesco Ltd.’s beneficial ownership of Tercica common stock may have changed between December 31, 2007 and March 31, 2008.

(5)	Represents 3,017,588 shares held by Prospect Venture Partners II, L.P. and 45,952 shares held by Prospect Associates II, L.P. Dr. Barkas, one of Tercica’s directors, is a managing member of Prospect Management Co. II, LLC, the General Partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and, together with the other managing members of Prospect Management Co. II, LLC, holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Barkas disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for Prospect Management Co. II, LLC is 435 Tasso Street, Suite 200, Palo Alto, California 94301.

(6)	Represents 829,210 shares held by Rho Management Trust I, 374,629 shares held by Rho Ventures IV, L.P., 881,971 shares held by Rho Ventures IV (QP), L.P. and 919,141 shares held by Rho Ventures IV GmbH & Co. Beteiligungs KG. These stockholders are affiliated with the management company, Rho Capital Partners, Inc. Mr. Leschly, one of Tercica’s directors, is a controlling shareholder of Rho Capital Partners, Inc., a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust I. Mr. Leschly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. These shares do not include 11,000 shares of Tercica common stock held by Drakensberg, L.P. Joshua Ruch, the managing member of the general partner of Drakensberg, L.P., is also a controlling shareholder of Rho Capital Partners, Inc. and may be deemed to beneficially own the shares held by Drakensberg, L.P. and the entities affiliated with Rho Capital Partners, Inc. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

Proxy	Appendix A	Form 10-K	Annual Report

(7)	Represents shares held by MedImmune Ventures, Inc., a wholly-owned venture capital subsidiary of MedImmune, Inc. The address for MedImmune, Inc. is One MedImmune Way, Gaithersburg, Maryland 20878.

(8)	Includes: (i) 602,352 shares purchased pursuant to early exercised options, all of which are vested, (ii) options to purchase 650,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 317,709 shares will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008, (iii) 153,651 shares of held by The John A. Scarlett 1999 Trust U/A dtd November 26, 1999 and (iv) 154,901 shares held by The Susan E. Scarlett 1999 Trust U/A dtd November 26, 1999.

(9)	Includes: (i) 62,847 shares purchased pursuant to early exercised options, all of which are vested, (ii) 7,490 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan, (iii) options to purchase 180,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 100,834 shares will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008 and (iv) 556,392 shares held by Boat Harbour Ltd.

(10)	Includes options to purchase 508,833 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 203,486 shares will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008.

(11)	Represents options to purchase 360,500 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 182,689 shares will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008.

(12)	Includes 3,000 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan and options to purchase 367,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 218,563 will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008.

(13)	Includes 1,000 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan and options to purchase 348,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 262,063 will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008.

(14)	Includes options to purchase 103,750 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, all of which will be vested 60 days from March 31, 2008, and the shares described in Note (5) above. Dr. Barkas disclaims beneficial ownership of shares described in Note (5) above, except to the extent of his pecuniary interest therein.

(15)	Includes 10,000 shares purchased pursuant to early exercised options, all of which are vested, and options to purchase 46,250 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, all of which will be vested 60 days from March 31, 2008.

(16)	Includes options to purchase 22,500 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, all of which will be unvested and subject to Tercica’s right of repurchase 60 days from March 31, 2008.

(17)	Represents options to purchase 33,750 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 15,000 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 31, 2008.

(18)	Represents options to purchase 56,250 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, all of which will be vested 60 days from March 31, 2008, and the shares held by the entities affiliated with Rho Capital Partners, Inc. as described in Note (6) above. Mr. Leschly disclaims beneficial ownership of the shares held by the entities affiliated with Rho Capital Partners, Inc. as described in Note (6) above, except to the extent of his pecuniary interest therein.

(19)	Represents options to purchase 56,250 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, all of which will be vested 60 days from March 31, 2008.

(20)	Includes: (i) 23,849 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan, (ii) 675,199 shares purchased pursuant to early exercise agreements, all of which are vested and (iii) options to purchase 3,425,499 shares of Tercica common stock, of which 1,591,391 shares are subject to Tercica’s right of repurchase if such options are early exercised pursuant to option agreements 60 days from March 31, 2008.

Proxy	Appendix A	Form 10-K	Annual Report

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Tercica’s directors and executive officers, and persons who own more than ten percent of a registered class of Tercica’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Tercica common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Tercica with copies of all Section 16(a) forms they file.

To Tercica’s knowledge, based solely on a review of the copies of such reports furnished to Tercica and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to Tercica’s officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Tercica’s equity compensation plans in effect as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,419,638	$6.71	1,099,517	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	5,419,638	$6.71	1,099,517	(1)

(1)	Of these shares, 218,659 shares remained available for the grant of future rights under Tercica’s 2004 Employee Stock Purchase Plan as of December 31, 2007. Under Tercica’s 2004 Employee Stock Purchase Plan, participants are permitted to purchase Tercica common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Tercica’s Compensation Program

Tercica is an earlier-stage biopharmaceutical company that has been undergoing a transition from the development stage to product commercialization. Tercica’s goal is to capitalize on the opportunities presented by Increlex® and Somatuline® Depot and to develop and commercialize additional new products for the treatment of metabolic disorders. The success of earlier-stage biopharmaceutical companies is significantly influenced by the quality of their work forces. As a result, Tercica faces significant competition for executives and other talented employees from the numerous pharmaceutical and biotechnology companies in the San Francisco Bay Area. In light of these circumstances, Tercica’s compensation program is designed to help Tercica attract talented individuals to manage and operate all aspects of Tercica’s business, to reward these individuals fairly, and to retain those individuals who continue to meet Tercica’s high expectations and support the achievement of

Tercica’s business objectives. In this regard, during 2007, Tercica’s compensation program was specifically designed to:

•	reward employees and executives for Tercica’s overall performance and for the achievement of departmental and individual goals and responsibilities, as well as adherence to company values;

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attract and retain talented individuals who are capable of leading Tercica in achieving its business objectives in an industry characterized by competitiveness, growth and a challenging business environment; and

•	provide substantial alignment of management’s interests with the long-term interests of stockholders.

Tercica pays cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, strong performance over the past year. In this regard, the cash bonuses awarded to Tercica’s executive officers reflect significant business and strategic achievements during the past year, including the favorable settlement of Tercica’s patent infringement litigation against Insmed Incorporated and the consummation of Tercica’s worldwide collaboration with Genentech, Inc. for the development and commercialization of two growth hormone combination product candidates. Tercica also offers long-term incentive compensation. As discussed in further detail below, Tercica’s 2007 compensation program for its executive officers consisted of, and was intended to strike a balance among, the following three primary components:

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Base Salary. Base salary for each of Tercica’s executive officers is based principally on an evaluation of individual job performance during the prior year, as well as on base salary, total cash compensation and total compensation benchmarking against Tercica’s peer group companies.

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Performance Bonus. Executive officer performance bonuses for 2007 were determined in accordance with the criteria set forth under Tercica’s Incentive Compensation Plan, which takes into account corporate goals approved by the Board of Directors and the executive officer’s performance with respect to his or her department’s and personal performance objectives.

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Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and restricted stock unit awards, are designed to ensure that incentive compensation is linked to the long-term performance of Tercica common stock and to align its executive officers’ performance objectives with the interests of Tercica’s stockholders. Stock options and restricted stock unit awards are granted to Tercica’s executive officers both as a reward for past individual and corporate performance and as an incentive for future performance.

Role of the Compensation Committee of Tercica’s Board of Directors

The Compensation Committee of Tercica’s Board of Directors oversees Tercica’s overall compensation program for its employees and executive officers. In addition, the Compensation Committee evaluates the performance and recommends the compensation of Tercica’s Chief Executive Officer to the Board of Directors. The stated policy of the Compensation Committee is to maximize stockholder value over time. The primary goal of the Compensation Committee and Tercica’s executive compensation program is therefore to closely align the interests of the executive officers with those of Tercica’s stockholders. To achieve this goal the Compensation Committee attempts to:

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offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of Tercica, that motivate individuals to perform at their highest level and that reward outstanding achievement;

•	maintain a significant portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals; and

•	encourage executives to manage from the perspective of owners with an equity stake in the company.

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The responsibilities of the Compensation Committee include the following:

•	annually reviewing and making recommendations to the Board of Directors for Tercica’s Chief Executive Officer, and reviewing and approving for the other executive officers of Tercica the following:

•	annual base salary;

•	annual incentive cash bonus, including the specific goals and amount;

•	equity compensation;

•	employment agreements, severance arrangements, and change in control agreements/provisions; and

•	any other benefits, compensation, compensation policies or arrangements, including compensation relating to raises and promotions; and

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annually reviewing and making recommendations to the Board of Directors regarding general compensation goals and guidelines for Tercica’s employees and the criteria by which bonuses to Tercica’s employees are determined.

In reviewing and approving such matters, the Compensation Committee considers such matters as it deems appropriate, including Tercica’s financial and operating performance, the alignment of the interests of the executive officers and Tercica’s stockholders, the performance of Tercica common stock and Tercica’s ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of stock options and restricted stock unit awards to executive officers, the Compensation Committee typically considers the recommendations of Dr. Scarlett, Tercica’s Chief Executive Officer, and Dr. Scarlett typically participates in the Compensation Committee’s deliberations about executive compensation matters. However, Dr. Scarlett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. Dr. Scarlett also annually develops Tercica’s strategic and other corporate goals, which are reviewed by the Compensation Committee and the Board of Directors, and, subject to their input, approved by the Board of Directors. In determining his executive officer compensation recommendations, Dr. Scarlett solicits the input of, and receives documentary support from, Tercica’s Human Resources group. The Compensation Committee also receives documentary and analysis support from compensation and benefits consulting experts. Other than Dr. Scarlett, no other executive officers recommended to the Compensation Committee the amount or form of executive officer compensation. Mr. Rosenfield, Tercica’s Executive Vice President of Legal Affairs, General Counsel and head of Tercica’s Human Resources group, participated in Compensation Committee meetings at which executive officer compensation was determined, but did not participate in any discussions of others or his own compensation. The Compensation Committee does not delegate any of its functions to others in determining executive compensation.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, because of the overall importance to Tercica’s success of aggressively pursuing its strategic goals, as well as to preserve its cash resources, a significant portion of Tercica’s executive officers’ total compensation has been, and is expected to continue to be, comprised of long-term equity compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with Tercica’s short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance. However, in 2008, the Compensation Committee determined that Tercica’s long-term compensation program should be comprised of approximately 2/3rd stock option awards and 1/3rd restricted stock unit awards, with each restricted stock unit award valued at twice the value of a stock option award covering the same number of shares of Tercica common stock, as explained in more detail under “Tercica’s Executive Compensation Program—Executive Officer Long-Term Incentive Compensation.”

2007 and 2008 Compensation Surveys

The Compensation Committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable publicly-held companies, particularly since the Compensation Committee strives to provide competitive compensation levels to its executive officers. To this end, in each of 2007 and 2008, the Compensation Committee engaged the services of an independent compensation and benefits consulting expert, Towers Perrin, to provide a review and analysis of Tercica’s salaries, bonuses and stock incentive awards for executive officers as compared to a peer group of biotechnology and pharmaceutical companies of a size and complexity similar to that of Tercica.

Based on the Compensation Committee’s approval of a peer group for benchmarking executive compensation for 2007 salaries, bonuses and stock incentive awards, Tercica’s Human Resources group provided to the Compensation Committee a benchmarking survey comprised of the following component companies:

•      ACADIA Pharmaceuticals Inc.

•      Advancis Pharmaceutical Corp. (now MiddleBrook Pharmaceuticals, Inc.)

•      Alkermes, Inc.

•      Anadys Pharmaceuticals, Inc.

•      Barrier Therapeutics, Inc.

•      BioMarin Pharmaceutical Inc.

•      Cell Genesys, Inc.

•      Connetics Corporation (now a subsidiary of Stiefel Laboratories, Inc.)

•      CoTherix, Inc.

•      Cubist Pharmaceuticals, Inc.

•      CV Therapeutics, Inc.

•      Cytokinetics, Incorporated

•      Dendreon Corporation

•      Dynavax Technologies Corporation

•      Exelixis, Inc.

•      Genitope Corporation

•      InterMune, Inc.

•      Isis Pharmaceuticals, Inc.

•      Kosan Biosciences Incorporated

•      Ligand Pharmaceuticals Incorporated

•      Maxygen, Inc.

•      Metabasis Therapeutics, Inc.

•      Myogen, Inc. (now Gilead Colorado, Inc.)

•      Nektar Therapeutics

•      Neurocrine Biosciences, Inc.

•      Nuvelo, Inc.

•      Onyx Pharmaceuticals, Inc.

•      PDL BioPharma, Inc.

•      Pharmion Corporation

•      Rigel Pharmaceuticals, Inc.

•      Seattle Genetics, Inc.

•      Sirna Therapeutics, Inc.

•      Sunesis Pharmaceuticals, Inc.

•      Telik, Inc.

•      Theravance, Inc.

•      ZymoGenetics, Inc.

Based in part on Towers Perrin’s benchmarking analysis, Dr. Scarlett proposed executive compensation recommendations to the Compensation Committee regarding 2007 salaries, total target cash compensation (i.e., salary and bonus) for 2007, and grants of stock options for executive officers. For executive officers, the Compensation Committee generally aimed to provide total cash compensation at approximately the 50th to 75th percentile range of Tercica’s peer group companies. Because the Compensation Committee uses peer group data primarily to ensure that Tercica’s executive compensation program as a whole is competitive, total cash compensation targets (as well as total cash compensation actually awarded) for individual executive officers may be above that range depending on difficulty in recruiting for the position, the criticality of the position, and the scope of the individual’s goals and responsibilities, including in connection with promotions.

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The component companies comprising Tercica’s peer group approved by the Compensation Committee for Towers Perrin to benchmark executive compensation data for 2008 were:

•      ACADIA Pharmaceuticals Inc.

•      Acorda Therapeutics, Inc.

•      Affymax, Inc.

•      Arena Pharmaceuticals, Inc.

•      Alnylam Pharmaceuticals, Inc.

•      ARIAD Pharmaceuticals, Inc.

•      Array BioPhama, Inc.

•      Dendreon Corporation

•      Enzon Pharmaceuticals, Inc.

•      Geron Corporation

• GTx, Inc. • Incyte Corporation • InterMune, Inc. • Isis Pharmaceuticals, Inc. • Jazz Pharmaceuticals, Inc. • Ligand Pharmaceuticals Incorporated • Maxygen Inc. • Medarex, Inc. • Nektar Therapeutics

•      Omrix Biopharmaceuticals, Inc.

•      Progenics Pharmaceuticals, Inc.

•      Rigel Pharmaceuticals, Inc.

•      Sangamo BioSciences, Inc.

•      Seattle Genetics, Inc.

•      Theravance, Inc.

•      ViroPharma Incorporated

•      Xoma Ltd.

•      ZymoGenetics, Inc.

The Compensation Committee changed the peer group from the 2007 peer group to take into account acquisitions and mergers of peer group companies, market capitalization adjustments, companies with a more comparable commercial status and revenue level, companies with a similar number of employees and proximity to the San Francisco Bay Area, and whether the company competed with Tercica in the hiring of executive officers.

Based in part on Towers Perrin’s benchmarking analysis of the new peer group, Dr. Scarlett proposed executive compensation recommendations to the Compensation Committee regarding 2008 salaries, total target cash compensation for 2008, and grants of stock options and restricted stock units for executive officers. For executive officers, the Compensation Committee generally aimed to provide total compensation (i.e., total cash and equity grants, with the value of equity grants based on Black-Scholes valuations) at approximately the 50th to 75th percentile range of Tercica’s peer group companies, with total cash compensation generally being weighted more heavily than equity. Because the Compensation Committee uses peer group data primarily to ensure that Tercica’s executive compensation program as a whole is competitive, total compensation targets (as well as total compensation actually awarded) for individual executive officers may be above that range depending on difficulty in recruiting for the position, the criticality of the position, and the scope of the individual’s goals and responsibilities, including in connection with promotions.

The Compensation Committee realizes that benchmarking Tercica’s executive compensation program against compensation earned at comparable companies is not always appropriate as a stand-alone tool for setting compensation due to the aspects of Tercica’s business and objectives that may be unique to Tercica. However, the Compensation Committee believes that gathering this information is an important part of its decision-making process with respect to Tercica’s executive compensation program.

Evaluation of Executive Performance; Incentive Compensation Plan

Executive officers are evaluated with respect to their achievement of their departmental and individual goals and responsibilities, adherence to Tercica’s core values and the achievement of the annual company-wide goals approved by the Board of Directors.

Compensation for executive officers will continue to be based in large part on their ability to effectively develop and implement strategies and performance that enable Tercica to achieve its company-wide goals and enhance stockholder value. In this regard, the Board of Directors adopted Tercica’s Incentive Compensation Plan in February 2006. The Incentive Compensation Plan, which is administered by the Compensation Committee, is designed to offer incentive compensation (i.e., bonuses and salary increases, including for promotions) to eligible employees of Tercica, including executive officers, by rewarding the achievement of corporate and departmental goals and individual performance objectives. Company objectives generally relate to Tercica’s commercialization efforts, clinical programs, regulatory matters, partnering and collaboration efforts, financial measures, fundraising efforts and organizational matters. Under the Incentive Compensation Plan, each Tercica employee also has individual performance objectives (i.e., goals and responsibilities) that are determined at the beginning of each year, and officers are also ranked based on the performance of their department. The Incentive Compensation Plan provides for the payment of cash compensation to employees at various levels depending on the extent that corporate goals and individual and department performance objectives are achieved. For 2007, 2008 and beyond, executive officer salary and cash bonus awards were and will continue to be determined in accordance with the Incentive Compensation Plan.

Tercica’s Executive Compensation Program

Tercica’s executive officer compensation program consists of three principal components: base salary, performance bonuses and long-term incentive compensation. Tercica also provide its executive officers with certain severance and change of control benefits. Finally, Tercica offers its executive officers participation (with all other eligible employees) in Tercica’s 401(k) plan, employee stock purchase plan and certain other benefits available generally to Tercica’s employees. Each component of compensation is evaluated based on the factors discussed below.

Executive Officer Salaries

Salaries for executive officers are based principally on the Compensation Committee’s evaluation of individual goals and departmental performance, competitiveness based on total cash compensation and total compensation benchmarking as described above, and, in certain cases, Towers Perrins’ assessment of the salaries paid by similar companies to executive officers holding equivalent positions. The Compensation Committee also takes into account the achievement of corporate goals approved by the Board of Directors under the Incentive Compensation Plan for the prior year and, with respect to executive officers other than Dr. Scarlett, recommendations made by Dr. Scarlett. In adjusting 2007 and 2008 salaries, the Compensation Committee neither based its considerations on any single factor nor did it specifically assign relative weights to factors, but rather it considered a mix of factors and evaluated individual salaries against that mix both in absolute terms and in relation to other company executives. Salaries for new executive officers are based on the officer’s prior experience and role and responsibilities at Tercica, negotiations between Tercica and the new executive officer, as well as the relation of that executive officer’s salary level to Tercica’s other executive officers.

Executive Officer Performance Bonuses

Executive officer performance bonuses are determined in accordance with the criteria set forth under the Incentive Compensation Plan. As set forth under the Incentive Compensation Plan, the total size of the potential company-wide bonus pool is determined each year by the Compensation Committee. The extent to which Tercica meets, exceeds or falls short of the corporate goals approved by the Board of Directors for each year, as assessed by the Compensation Committee, determines the actual amount of funds available in the company-wide bonus pool for that year. Tercica’s 2007 corporate goals approved by the Board of Directors for purposes of the Incentive Compensation Plan were:

•	attaining a worldwide revenue goal for Increlex®;

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enrolling two Increlex® clinical trials: MS301, a registration trial for treating primary insulin-like growth factor-1 deficiency, or Primary IGFD; and MS308, a trial to investigate once-daily dosing of Increlex® in patients with Primary IGFD;

•	enabling Increlex® distribution in the European Union, assuming a positive Marketing Authorization Application opinion in the European Union;

•	attaining U.S. and Canada revenue goals for Somatuline® Depot, pending FDA approval;

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•	enrolling a Somatuline® Depot clinical trial for acromegaly;

•	effecting an agreement with Genentech for growth hormone combination products;

•	enrolling a growth hormone combination product candidate Phase II clinical trial for short; and

•	retaining a targeted level of cash at the end of 2007.

Under the Incentive Compensation Plan, the Compensation Committee in 2008 determined that Tercica had met the 2007 corporate goals approved by the Board of Directors for purposes of the Incentive Compensation Plan, with the exception of the Somatuline® Depot revenue goal. In evaluating Tercica’s performance of its 2007 corporate goals, the Compensation Committee weighted as highly significant the (above) goals relating to the Genentech agreement for the development and commercialization of growth hormone combination products, worldwide revenues from sales of Increlex®, enrolling in three short stature clinical trials, and retaining a targeted level of cash at the end of 2007. In determining the bonus pool and awarding bonuses for 2007 performance, the Compensation Committee also took into account the fact that Tercica substantially exceeded its Increlex® revenue goal and successfully settled its patent infringement litigation with Insmed Incorporated. Based on the foregoing determination that Tercica had met substantially all of its corporate goals, and the fact that Tercica substantially exceeded its Increlex® revenue goal and had settled its litigation with Insmed, in 2008 the Compensation Committee approved a company-wide bonus pool of $3,520,144, or approximately 90% of the potential company-wide bonus pool previously approved by the Board of Directors. In approving the bonus pool, the Compensation Committee did not quantify or assign a specific percentage criteria to the various 2007 corporate goals under the Incentive Compensation Plan, but rather sought to approve a bonus pool that reflected the Compensation Committee’s determination of the level of achievement of 2007 corporate goals, weighting the corporate objectives deemed more important to Tercica’s 2007 performance by the Compensation Committee together with the settlement of Tercica’s patent infringement litigation with Insmed.

The bonus pool approved by the Compensation Committee under the Incentive Compensation Plan is allocated among eligible employees based on recommendations from management and, with respect to executive officers, approval by the Compensation Committee, and with respect to Dr. Scarlett, approval by the Board of Directors. With respect to cash bonuses, each executive officer is assigned a target cash bonus based on a percentage of base salary, and bonuses are awarded based on a combination of Tercica’s performance with respect to its corporate goals and the individual’s performance with respect to his or her department’s and personal performance objectives. For 2007, the target bonus levels for Tercica’s named executive officers were as follows: 60% of base salary earned during 2007 for each of Dr. Scarlett and Mr. King; 35% of base salary earned during 2007 for each of Mr. Rosenfield and Mr. Bansal, Tercica’s Executive Vice President and Chief Financial Officer; and 30% of base salary earned during 2007 for Dr. von Stein, Tercica’s Senior Vice President of Clinical and Regulatory Affairs and Chief Medical Officer. The target bonus percentage levels for the foregoing named executive officers under the Incentive Compensation Plan for 2008 remained unchanged. Target bonus levels for 2007 and 2008 were generally intended to result in total cash compensation and total compensation at the competitive levels described above, and in the case of certain of the named executive officers, the target bonus levels were negotiated as part of their employment agreements with Tercica.

The Compensation Committee retains the discretion to increase, reduce or eliminate the bonus award that otherwise might be payable to any individual based on actual performance as compared to the individual’s pre-established target bonus, and to pay bonuses even if certain corporate goals or individual performance objectives are not met. As explained in more detail under “2007 and 2008 Compensation Decisions” actual bonus awards for 2007 were based on the achievement of Tercica’s 2007 corporate goals as well as each executive officer’s achievement of their departmental and individual performance objectives, demonstration of Tercica’s core values, and an assessment of the executive’s contribution to the achievement of Tercica’s 2007 corporate goals, all of which factors were weighted equally. Executive officer bonuses for 2007 were awarded above target levels as a result of the level of achievement of Tercica’s 2007 corporate goals and the settlement of Tercica’s patent infringement litigation with Insmed, and as a result of each executive officer’s strong performance with respect to departmental and individual performance objectives, which departmental and individual performance is described in more detail under “2007 and 2008 Compensation Decisions.”

The Compensation Committee has not determined whether it would attempt to recover bonuses from Tercica’s executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee.

Tercica has not historically paid any automatic or guaranteed bonuses to its executive officers. However, Tercica has from time to time paid signing bonuses in connection with the initial hiring of an executive officer.

Executive Officer Long-Term Incentive Compensation

Long-term incentive awards, such as stock options and restricted stock units, are designed to ensure that incentive compensation is linked to the long-term performance of Tercica common stock. Tercica has provided long-term compensation to certain members of senior management under Tercica’s 2004 Stock Plan. The 2004 Stock Plan provides Tercica with the ability to periodically reward key employees, including executive officers, with options to purchase shares of Tercica common stock as well as restricted stock units and other stock purchase rights. The value of stock options is tied to the future performance of Tercica common stock and provides value to the recipient only when the price of Tercica common stock increases above the option grant price. Tercica does not time the granting of its equity awards with any favorable or unfavorable news released by Tercica and the proximity of the grant of any awards to an earnings announcement or other market events is coincidental. Through option grants, restricted stock units and other stock awards, executives receive significant equity incentives to build long-term stockholder value. Additional long-term equity incentives are provided through Tercica’s 2004 Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of Tercica, may purchase stock of Tercica, subject to specified limits, at 85% of fair market value. During 2007, none of the named executive officers participated in the 2004 Employee Stock Purchase Plan.

For 2007, the Compensation Committee determined the size of the option grants to the named executive officers (other than Mr. King) by targeting the size of the grant at a level of approximately 25% to 35% of the number of shares of Tercica common stock subject to all previous stock options granted to the named executive officers, and then considered the named executive officer’s position with Tercica and his individual job performance and contributions to Tercica’s annual goals, as applicable. The size of Mr. King’s stock option grant was determined pursuant to the terms of Mr. King’s negotiated employment agreement that is described under “2007 and 2008 Compensation Decisions.”

Prior to 2008, stock option awards were the sole component of Tercica’s long-term incentive compensation program. However, in February 2008, the Board of Directors determined that Tercica’s long-term incentive compensation program for continuing employees should be comprised of approximately 2/3rd stock options and 1/3rd restricted stock unit awards. For purposes of the Compensation Committee’s equity grant determinations, each restricted stock unit award is valued, based on a Black-Scholes valuation comparison, at approximately twice the value of a stock option award covering the same number of shares of Tercica common stock. The Board of Directors determined to add restricted stock unit awards to continuing employees’ long-term incentive compensation based on Towers Perrin’s analysis of the current trend toward the granting of restricted stock unit awards among biotechnology and other companies and for the purpose of reducing stockholder dilution.

In March 2008, the Compensation Committee granted to Tercica’s executive officers and vice presidents stock options and restricted stock unit awards. In April 2008, the Board of Directors granted stock options and restricted stock unit awards to Dr. Scarlett, based on the Compensation Committee’s recommendations. In each case, the Compensation Committee determined the size of the equity awards in the context of placing the executive officer’s total compensation (i.e., total cash and equity grants) within the competitive levels described above under “2007 and 2008 Compensation Surveys,” with the total equity award comprised of approximately 2/3rd in the form of a stock option grant and 1/3rd in the form of a restricted stock unit award as described above.

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In the Compensation Committee’s consideration of an executive officer’s long-term incentive compensation, after reviewing performance, scope of duties and criticality of the position, the Compensation Committee balanced cash compensation and long-term incentive compensation as part of their total compensation benchmarking efforts, weighting cash compensation higher, except for Mr. Rosenfield, where it was weighted the same.

Severance and Change of Control Benefits

Under their employment agreements, Tercica’s executive officers are entitled to certain severance and change of control benefits, the terms of which are described in detail below under “Employment Agreements and Arrangements—Executive Employment Agreements.” With respect to change of control benefits, Tercica provides severance compensation if an executive officer is terminated in connection with a change of control transaction. These change of control benefits that are structured on a “double-trigger” basis, meaning that before an executive officer can receive severance compensation: (1) a change of control must occur and (2) within 12 months of such change of control, the executive officer’s employment must be terminated for good reason or without cause. These provisions were included to motivate Tercica’s executive officers to act in the best interests of Tercica’s stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to their continued employment and compensation. Tercica believes that double-trigger change of control severance compensation is attractive to maintain continuity and retention of key management personnel and is consistent with Tercica’s compensation philosophy. In this regard, in connection with the grant of restricted stock unit awards to the named executive officers in 2008, the Compensation Committee approved amendments to each named executive officer’s employment agreements to provide that the vesting of the restricted stock units will be subject to the same change of control vesting acceleration provisions in their employment agreements as are applicable to stock options granted to the named executive officers. Tercica also believes that the other severance benefits are appropriate, particularly with respect to a termination by Tercica without cause since in that scenario, Tercica and the executive officer have a mutually-agreed-upon severance package that is in place prior to any termination event which provides Tercica with more flexibility to make a change in executive management if such a change is in the stockholders’ best interests.

Indemnification Agreements; D&O Liability Insurance

Tercica has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Tercica believes that indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Tercica also maintain directors’ and officers’ liability insurance.

Other Benefits

Tercica maintains a 401(k) plan in which substantially all of its employees are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The 401(k) plan does not currently allow for matching contributions by Tercica. Tercica also provides medical, dental and life insurance benefits to all full-time employees, including Tercica’s executive officers.

2007 and 2008 Compensation Decisions

Tercica’s key compensation actions for Dr. Scarlett and the other named executive officers during 2007 and 2008 are summarized as follows:

John A. Scarlett, M.D.—Chief Executive Officer

Base Salary Determinations. In setting Dr. Scarlett’s base salary for 2007, the Board of Directors evaluated the same factors for establishing the salary levels of the executive officers generally, as well as Tercica’s 2006 financial and operating performance, and the performance of Tercica common stock. In addition, the Compensation Committee and Board of Directors considered the status of Dr. Scarlett as Tercica’s most senior officer, a review of the compensation for chief executive officers of Tercica’s peer group companies, and the important role he performed in achieving overall corporate objectives. For fiscal 2007, Dr. Scarlett’s base salary was set at $440,000, or a 10% increase from his prior year’s base salary of $400,000. Dr. Scarlett’s base salary for fiscal 2008 was set at $520,000, or an approximately 18% increase from his 2007 base salary. The Board of Directors approved the 18% increase in salary for 2008 because Dr. Scarlett’s 2007 salary was below the 50th to 75th percentile range of Tercica’s peer group companies and also because of Tercica’s strong performance against its 2007 corporate goals.

Bonus Compensation Determinations. For 2007, Dr. Scarlett also received a cash bonus award under the Incentive Compensation Plan of $375,000 (which was determined and paid in 2008), or approximately 142% of his target bonus. Dr. Scarlett’s bonus award recommended by the Compensation Committee for 2007 performance and set by the Board of Directors, was based primarily on the Compensation Committee’s assessment of Tercica’s performance of its 2007 corporate goals, as described under “Tercica’s Executive Compensation Program—Executive Officer Performance Bonuses,” and the fact that Tercica exceeded its worldwide Increlex® revenue goal and settled its litigation with Insmed. Dr. Scarlett’s bonus award also reflects the strong of achievement of his individual performance objectives, including his overall leadership and management in achieving Tercica’s 2007 corporate objectives as well as the strength of his leadership and strategies for Tercica’s long-term future.

Long-Term Incentive Compensation. In 2007, Dr. Scarlett was awarded a stock option to purchase 250,000 shares of Tercica common stock at an exercise price of $5.56 per share, the fair market value of Tercica common stock on the date of grant. As with all grants of stock options to executive officers in 2007, 1/4th of the shares subject to the stock option vest on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vest monthly thereafter. In 2008, Dr. Scarlett was awarded a stock option to purchase 133,000 shares of Tercica common stock at an exercise price of $6.13 per share, the fair market value of Tercica common stock on the date of grant, and an award of 33,500 restricted stock units. As with all grants of restricted stock units to executive officers in 2008, the awards vest on a series of four successive annual installments on the dates that are the 13th, 24th, 36th, and 48th month anniversaries of the date of grant, subject to the individual’s continued service through each such date, so that the award is fully vested on the 48th month anniversary of the date of grant. As was the case for all named executive officers, the 2008 stock option grant and restricted stock unit award were awarded both as a reward for 2007 individual and corporate performance and as an incentive for future performance.

The Compensation Committee also reviewed perquisites and other compensation paid to Dr. Scarlett for 2007, which included $26,000 in housing costs reimbursed by Tercica and $13,898 in personal travel expenses reimbursed by Tercica and found these amounts to be reasonable. Dr. Scarlett does not receive separate compensation for serving as a member of the Board of Directors.

Richard King—President and Chief Operating Officer

Executive Employment Agreement. Mr. King joined Tercica effective February 25, 2007 as Tercica’s Chief Operating Officer, with all of the commercial, manufacturing and quality groups reporting to him. In February 2008,

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the Board of Directors promoted Mr. King to the office of President and added as his direct reports all of the clinical and medical groups. Mr. King’s compensation for 2007 was largely based on the terms of the employment agreement Tercica negotiated with Mr. King. The Compensation Committee believes that the compensatory arrangements included in Mr. King’s employment agreement are consistent with Tercica’s compensation philosophy and competitive with Tercica’s peer group and internally equitable in relation to other company executives. The primary elements of the compensatory arrangements covered in Mr. King’s employment agreement include: an annual base salary of $400,000, which is reviewed annually; a target annual bonus opportunity equal to 60% of base salary earned during the applicable year; a $45,000 sign-on bonus, which was necessary to recruit Mr. King and must be repaid by Mr. King if he voluntarily resigns or is terminated for cause within 18 months of his employment start date; and a stock option grant covering 275,000 shares of Tercica common stock, which vests in accordance with Tercica’s standard vesting schedule for executive officers. Tercica also offered Mr. King certain housing-related inducements, which were necessary to recruit Mr. King, including: the reimbursement of up to $50,000 for relocation expenses incurred in connection with his relocation from Pennsylvania to the San Francisco Bay Area, and up to 6% for the realtor commission incurred in connection with the sale of his Pennsylvania home, including related tax gross-up payments not to exceed $48,000, both of which are subject to repayment if Mr. King voluntarily resigns or is terminated for cause within 18 months of his employment start date; as well as a monthly housing supplement during his employment term of $7,000 for the first year of employment, $6,000 for the second year of employment, $4,500 for the third year of employment, $3,000 for the fourth year of employment and $1,500 for the fifth year of employment. Dr. Scarlett, with input from the Human Resources group, had presented this arrangement to the Compensation Committee for approval. The Compensation Committee reviewed the proposed offering and concluded that the recommended compensation arrangement was fair and reasonable and approved Dr. Scarlett’s recommendation.

Bonus Compensation Determinations. For 2007, Mr. King was awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $300,000 (which was determined and paid in 2008), or approximately 148% of his target bonus. The Compensation Committee highly valued Mr. King’s individual contributions to Tercica’s performance of its 2007 corporate goals, primarily his leadership regarding the worldwide revenues from sales of Increlex® and the launch of Somatuline® Depot, and consummating the Genentech agreement for the development and commercialization of growth hormone combination products. The Compensation Committee also highly valued Mr. King’s individual performance based on the performance of the commercial (e.g., revenue and commercialization goals), manufacturing (e.g., transfers of bulk and fill and finish operations and inventory control) and quality (e.g., transfer of bulk and fill and finish operations and maintenance of commercial product quality) groups, whose achievement of their departmental goals were critical in Tercica achieving its 2007 corporate goals, as well as Mr. King’s personnel changes in the sales and marketing groups and Mr. King’s departmental and overall company leadership, which included the design of a company-wide process for determining and implementing a five-year vision plan.

2008 Base Salary. Mr. King’s base salary for fiscal 2008 was set at $435,000, or an approximately 9% increase from his 2007 base salary, primarily due to the additional responsibilities regarding the clinical and medical groups that accompanied his promotion to President.

Long-Term Incentive Compensation. As stated above, Mr. King was granted an option to purchase 275,000 shares of Tercica common stock in accordance with the terms of his negotiated employment agreement. The option carries an exercise price of $5.40 per share, the fair market value of Tercica common stock on the date of grant. In 2008, Mr. King was awarded a stock option to purchase 73,000 shares of Tercica common stock at an exercise price of $6.13 per share, the fair market value of Tercica common stock on the date of grant, and an award of 33,500 restricted stock units.

Ajay Bansal—Executive Vice President and Chief Financial Officer

Base Salary Determinations. For fiscal 2007, Mr. Bansal’s base salary was set at $325,000, or an approximately 8% increase from his prior year’s salary of $300,000. Mr. Bansal’s base salary for fiscal 2008 was set at $350,000, or an approximately 8% increase from his 2007 base salary, which increase reflects his promotion to Executive Vice President in December 2007.

Bonus Compensation Determinations. For 2007, Mr. Bansal was awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $185,000 (which was determined and paid in 2008), or approximately 163% of his target bonus. Mr. Bansal’s bonus award reflects his key contributions and exemplary performance in Tercica’s achievement of its corporate goals, primarily in consummating the Genentech agreement for the development and commercialization of growth hormone combination products and guiding Tercica’s expenditures resulting in Tercica retaining a targeted level of cash at the end of 2007. The Compensation Committee also highly valued Mr. Bansal’s performance based on the performance of the finance (e.g., complex accounting issues, forecasts and budgets), corporate development (e.g., Genentech agreement and Ipsen relationship) and investor relations (e.g., meetings with investors and relationships with analysts) groups, and Mr. Bansal’s overall company leadership, which included business strategy, five-year business planning and key forecasting.

Long-Term Incentive Compensation. In 2007, Mr. Bansal was awarded a stock option to purchase 85,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant. In 2008, Mr. Bansal was awarded a stock option to purchase 57,000 shares of Tercica common stock at an exercise price of $6.13 per share, the fair market value of Tercica common stock on the date of grant, and an award of 14,000 restricted stock units.

Stephen N. Rosenfield—Executive Vice President of Legal Affairs, General Counsel and Secretary

Base Salary Determinations. For fiscal 2007, Mr. Rosenfield’s base salary was set at $325,000, or an approximately 14% increase from his prior year’s base salary of $265,000. This was primarily due to Mr. Rosenfield’s expanded role in leading the Human Resources group. Mr. Rosenfield’s base salary for fiscal 2008 was set at $345,000, or an approximately 6% increase from his 2007 base salary.

Bonus Compensation Determinations. For 2007, Mr. Rosenfield was awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $185,000 (which was determined and paid in 2008), or approximately 163% of his target bonus. Mr. Rosenfield’s bonus award primarily reflects his leadership in the settlement of the patent infringement litigation against Insmed Incorporated, as well as his role in consummating the Genentech agreement for the development and commercialization of growth hormone combination products. In addition, the Compensation Committee highly valued Mr. Rosenfield’s performance based on the performance of the legal (e.g., litigation, patent application processing and approval, and timely negotiation of contracts) and human resources (e.g., timely personnel hiring, benefits benchmarking and savings in benefits expenses) groups, and Mr. Rosenfield’s overall company leadership, which included business strategy and compliance initiatives.

Long-Term Incentive Compensation. In 2007, Mr. Rosenfield was awarded a stock option to purchase 120,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant. In 2008, Mr. Rosenfield was awarded a stock option to purchase 55,500 shares of Tercica common stock at an exercise price of $6.13 per share, the fair market value of Tercica common stock on the date of grant, and an award of 13,500 restricted stock units.

Thorsten von Stein, M.D., Ph.D.— Senior Vice President of Clinical and Regulatory Affairs and Chief Medical Officer

Base Salary Determinations. For fiscal 2007, Dr. von Stein’s base salary was set at $325,000, or an approximately 12% increase from his prior year’s base salary of $290,000. Dr. von Stein’s base salary for fiscal 2008 was set at $340,000, or an approximately 5% increase from his 2007 base salary.

Bonus Compensation Determinations. For 2007, Dr. von Stein was awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $140,000 (which was determined and paid in 2008), or approximately 144% of his target bonus. Dr. von Stein’s bonus award reflects his key leadership enabling Tercica to enroll in

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three short stature clinical trials (i.e., all corporate goals), and in Tercica retaining a targeted level of cash at the end of 2007. In addition, the Compensation Committee highly valued Dr. von Stein’s performance based on the performance of the clinical (e.g., Increlex® approval in Europe), medical affairs (e.g., Increlex® registry and safety monitoring) and regulatory (e.g., Increlex® approval in Europe and growth hormone combination product protocol for pediatric short stature) groups.

Long-Term Incentive Compensation. In 2007, Dr. von Stein was awarded a stock option to purchase 85,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant. In 2008, Dr. von Stein was awarded a stock option to purchase 55,500 shares of Tercica common stock at an exercise price of $6.13 per share, the fair market value of Tercica common stock on the date of grant, and an award of 13,500 restricted stock units.

Accounting and Tax Considerations

Effective January 1, 2006, Tercica adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123R. Under SFAS 123R, Tercica is required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future its stock option and time-based restricted stock unit award program as the sole components of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123R. The Compensation Committee has considered, and may in the future consider, the grant of other types of equity compensation to Tercica’s executive officers in lieu of stock option grants and time-based restricted stock unit awards in light of the accounting impact of SFAS 123R with respect to these types of equity compensation and other considerations.

Section 162(m) of the Internal Revenue Code of 1986 limits Tercica’s deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Tercica’s executive officers shall be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating its executive officers in a manner designed to promote Tercica’s objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with Tercica’s best interests and those of its stockholders. For example, Tercica is currently requesting stockholders to approve Tercica’s Amended and Restated 2004 Stock Plan that is intended maintain the tax deductible status of stock options that may be granted under that plan.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2007 and 2006, certain compensation awarded or paid to, or earned by, Tercica’s principal executive officer, principal financial officer and the three other highest paid executive officers during the year ended December 31, 2007. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

2007 AND 2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John A. Scarlett, M.D.	2007	440,000	—		845,623	375,000	(2)	40,583	(3)	1,701,206
Chief Executive Officer	2006	400,000	—		713,971	225,000		39,052	(4)	1,378,023

Ajay Bansal	2007	325,000	—		377,267	185,000	(2)	785	(5)	888,052
Chief Financial Officer and Executive Vice President of Finance	2006	229,125	50,000	(6)	245,506	100,000		690	(7)	625,321

Richard King(8)	2007	338,833	45,000	(9)	237,532	300,000	(2)	35,713	(10)	957,078
President and Chief Operating Officer

Stephen N. Rosenfield	2007	325,000	—		525,067	185,000	(2)	435	(11)	1,035,502
Executive Vice President of Legal Affairs, General Counsel and Secretary	2006	285,000	—		420,228	150,000		785	(12)	856,013

Thorsten von Stein, M.D., Ph.D.	2007	325,000	—		362,453	140,000	(2)	735	(13)	828,188
Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs	2006	290,000	—		273,755	80,000		735	(13)	644,490

(1)	The dollar amounts in this column represent the compensation cost for the indicated fiscal year of stock option awards granted pursuant to Tercica’s equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to the indicated fiscal year. These amounts have been calculated in accordance with FASB Statement No. 123 (revised), “Share-Based Payment,” or SFAS No. 123R, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of Tercica’s named executive officers during fiscal 2007 or 2006. Assumptions used in the calculation of these amounts are included in the notes to Tercica’s audited financial statements included in Tercica’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. These amounts reflect Tercica’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers.

(2)	See footnote (1) to the 2007 Grants of Plan-Based Awards Table below.

(3)	Consists of $26,000 in housing costs reimbursed by Tercica, $13,898 in personal travel expenses reimbursed by Tercica, $250 in airline club membership dues reimbursed by Tercica, and $435 in life insurance premiums paid by Tercica.

(4)	Consists of $22,000 in housing costs reimbursed by Tercica, $16,367 in personal travel expenses reimbursed by Tercica, $250 in airline club membership dues reimbursed by Tercica, and $435 in life insurance premiums paid by Tercica.

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(5)	Consists of $350 in airline club membership dues reimbursed by Tercica and $435 in life insurance premiums paid by Tercica.

(6)	Represents a sign-on bonus paid to Mr. Bansal.

(7)	Consists of $400 in airline club membership dues reimbursed by Tercica and $290 in life insurance premiums paid by Tercica.

(8)	Mr. King joined Tercica as its Chief Operating Officer effective February 26, 2007. In February 2008, Mr. King was appointed as Tercica’s President and continues to occupy the office of Chief Operating Officer.

(9)	Represents a sign-on bonus that must be repaid to Tercica, on a pro rata basis, if Mr. King voluntarily resigns or is terminated for cause, as cause is defined in Mr. King’s employment letter agreement with Tercica, within 18 months of his employment start date.

(10)	Consists of $35,000 in housing costs reimbursed by Tercica, $350 in airline club membership dues reimbursed by Tercica, and $363 in life insurance premiums paid by Tercica.

(11)	Consists of $435 in life insurance premiums paid by Tercica.

(12)	Consists of $350 in airline club membership dues reimbursed by Tercica and $435 in life insurance premiums paid by Tercica.

(13)	Consists of $300 in airline club membership dues reimbursed by Tercica and $435 in life insurance premiums paid by Tercica.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2007.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards($)
Name		Target ($)(1)
John A. Scarlett, M.D.	—	264,000	—	—	—
	02/15/07	—	250,000	5.56	877,275

Ajay Bansal	—	113,750	—	—	—
	02/14/07	—	85,000	5.78	310,080

Richard King	—	203,300	—	—	—
	02/26/07	—	275,000	5.40	937,228

Stephen N. Rosenfield	—	113,750	—	—	—
	02/14/07	—	120,000	5.78	437,760

Thorsten von Stein, M.D., Ph.D.	—	97,500	—	—	—
	02/14/07	—	85,000	5.78	310,080

(1)

This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2007 under Tercica’s Incentive Compensation Plan. The actual cash bonus award earned for the year ended December 31, 2007 for each named executive officer is set forth in the 2007 and 2006 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2007. For more information regarding Tercica’s Incentive Compensation Plan and the cash bonuses awarded to the named executive officers for the year ended December 31, 2007, please see “Compensation Discussion and Analysis—Tercica’s Executive Compensation Program— Executive Officer Performance Bonuses” and “Compensation Discussion and Analysis—2007 and 2008 Compensation Decisions.”

(2)

Stock options were granted pursuant to Tercica’s 2004 Stock Plan. 1/4th of the shares subject to the stock option vest on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vest monthly thereafter. Vesting is contingent upon continued service. For a description of the terms of stock options granted under the 2004 Stock Plan, please see “Employment Agreements and Arrangements—Equity Compensation Arrangements.”

Employment Agreements and Arrangements

Executive Employment Agreements

John A. Scarlett, M.D.

In February 2002, Tercica entered into an employment agreement that was amended in May 2002, February 2005 and March 2008, and a restricted common stock purchase agreement for the purchase of 328,158 shares of common stock, with John A. Scarlett, M.D., Tercica’s Chief Executive Officer. Pursuant to the terms of the agreement, Dr. Scarlett’s base salary was initially set at $280,000, which is reviewed annually. Dr. Scarlett is also eligible to participate in any bonus program applicable to Tercica’s executive officers, including pursuant to Tercica’s Incentive Compensation Plan. The agreement also provides for the provision of standard employee benefits as well as an up to $2,000 monthly housing allowance and the reimbursement of up to $20,000 per year in personal travel expenses in connection with Dr. Scarlett’s weekly commute between the San Francisco Bay Area and Austin, Texas.

Pursuant to the agreement and a related restricted stock purchase agreement, Dr. Scarlett purchased 328,158 shares of common stock at a price of $0.00625 per share. Of the 328,158 shares of common stock purchased in February 2002, or the “founder shares,” 186,904 shares were initially subject to vesting and a right of repurchase in favor of Tercica. With respect to these shares, Tercica’s right of repurchase lapsed as to 46,726 of these shares in February 2003, and lapsed at rates between 3,893 and 3,895 shares each month thereafter until Tercica’s right of repurchase lapsed in full in January 2006. In addition, pursuant to agreement (as amended), in June 2002, Dr. Scarlett was granted an option to purchase 514,852 shares of Tercica common stock, representing 5.078% of the total outstanding equity shares calculated on a fully diluted basis after taking into account the issuance of Tercica’s Series A preferred stock on the date of grant. Dr. Scarlett early exercised these shares pursuant to a restricted stock purchase agreement in December 2002. With respect to the shares purchased in December 2002, Tercica’s right of repurchase lapsed as to 1/4th of the shares in May 2003, and lapsed at the rate of 1/48th of the shares each month thereafter until Tercica’s right of repurchase lapsed in full in May 2006.

In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason at any time not within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. Scarlett will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•

at Dr. Scarlett’s election, Dr. Scarlett will either (i) continue to receive, on Tercica’s standard payroll dates, his base salary in effect as of his termination date for a period of 12 months following his termination date, or (ii) receive a lump sum payment equal to 12 months of his base salary in effect as of his termination date;

•

the unvested portion of all of Dr. Scarlett’s equity awards will be subject to accelerated vesting such that the number of shares that would have vested had Dr. Scarlett’s employment continued for 12 months following his employment termination date will immediately vest as of his employment termination date;

•	Tercica’s right of repurchase will lapse in full as to all founder shares (Dr. Scarlett’s founder shares have already vested in full, however); and

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•

if Dr. Scarlett timely elects continuation of his Tercica-provided group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, then Tercica will reimburse Dr. Scarlett for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents for a period of 12 months following his employment termination date.

In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, Dr. Scarlett will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•

Dr. Scarlett will continue to receive, on Tercica’s standard payroll dates, his base salary in effect as of his termination date for a period of 24 months following his termination date (subject to the condition that Dr. Scarlett not compete with or solicit employees of Tercica, or otherwise interfere with Tercica’s employment relationships);

•

the unvested portion of all of Dr. Scarlett’s equity awards will be subject to accelerated vesting such that all of the unvested shares will immediately vest in full as of his employment termination date; and

•

if Dr. Scarlett timely elects continuation of his Tercica-provided group health insurance coverage pursuant to COBRA, then Tercica will reimburse Dr. Scarlett for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents for a period of 18 months following his termination date.

If the total amount of payments and benefits to be provided to Dr. Scarlett under his employment agreement in connection with a change of control would cause Dr. Scarlett to incur “golden parachute” excise tax liability, then the payments and benefits will be reduced to the extent necessary to leave him in a better after-tax position than if no such reduction had occurred. The agreement does not provide for any tax “gross-up” payments to Dr. Scarlett. All of the severance benefits provided for in Dr. Scarlett’s agreement are subject to Dr. Scarlett entering into a final separation agreement containing Tercica’s standard form of release of claims in favor of Tercica and other standard provisions, including those relating to non-disparagement and confidentiality.

Ajay Bansal

In February 2006, Tercica entered into an employment letter agreement that was amended in March 2008 with Ajay Bansal, Tercica’s Chief Financial Officer and Senior Vice President of Finance. Pursuant to the terms of the agreement, Mr. Bansal’s base salary was initially set at $300,000, which is reviewed annually. The agreement also provides that Mr. Bansal is eligible for an annual bonus based on company and individual performance of up to 35% of Mr. Bansal’s annual base salary. The agreement provides for the provision of standard employee benefits as well as a sign-on bonus of $50,000. Pursuant to the agreement, Mr. Bansal was granted an option to purchase 225,000 shares of Tercica common stock, which vests as to 1/4 th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48 th of the shares on a monthly basis thereafter.

In the event that Mr. Bansal is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. Bansal will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his stock options and restricted stock unit awards will be accelerated in full. In the event that Mr. Bansal is terminated without cause at any time not within 12 months of a change of control, Mr. Bansal will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date.

Richard King

In February 2007, Tercica entered into an employment letter agreement that was amended in March 2008, with Richard King, Tercica’s President and Chief Operating Officer. Pursuant to the terms of the agreement,

Mr. King’s base salary was initially set at $400,000, which is reviewed annually. The agreement also provides that Mr. King is eligible for an annual bonus based on company and individual performance of up to 60% of Mr. King’s annual base salary. The agreement provides for the provision of standard employee benefits as well as a sign-on bonus of $45,000 that must be repaid to Tercica, on a pro rata basis, if Mr. King voluntarily resigns or is terminated for cause, as cause is defined in his employment agreement, within 18 months of his employment start date. Pursuant to the agreement, Mr. King was granted an option to purchase 275,000 shares of Tercica common stock, which vests as to 1/4 th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48 th of the shares on a monthly basis thereafter.

The agreement also provides for reimbursement of up to $50,000 for usual and customary expenses incurred in connection with his relocation from Pennsylvania to the San Francisco Bay Area and which must be repaid to Tercica, on a pro rata basis, if Mr. King voluntarily resigns within 18 months of his relocation date. If such relocation expenses are imputed as taxable income for Mr. King, Tercica has agreed to “gross up” Mr. King up to 40% of these expenses, up to a maximum of $20,000. Under the terms of the agreement, Tercica has agreed to reimburse Mr. King up to 6% for the realtor commission incurred in connection with the sale of his Pennsylvania home, which must be repaid to Tercica, on a pro rata basis, if Mr. King voluntarily resigns or is terminated for cause, as defined in his employment agreement, within 18 months following his relocation date. If the reimbursement of the commission is imputed as taxable income for Mr. King, Tercica has agreed to “gross up” Mr. King up to 40% of these expenses, up to a maximum of $48,000. If Mr. King purchases a home in the San Francisco Bay Area within two years of the date of his employment agreement and he is still an employee, Tercica has agreed to pay him, for each year of home ownership, a monthly housing supplement during his employment of $7,000 for the first year, $6,000 for the second year, $4,500 for the third year, $3,000 for the fourth year and $1,500 for the fifth year.

In the event that Mr. King is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. King will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his unvested stock options and restricted stock unit awards will be accelerated in full; provided, however, that if such termination without cause or for good reason upon a change of control is within 18 months of his employment start date, Mr. King will be entitled to severance pay equal to two years of his base salary then in effect as of such termination and the vesting of all of his stock options and restricted stock unit awards will be accelerated in full.

Stephen N. Rosenfield

In June 2004, Tercica entered into an employment letter agreement that was amended in February 2005 and March 2008 with Stephen N. Rosenfield, Tercica’s Executive Vice President of Legal Affairs, General Counsel and Secretary. Pursuant to the terms of the agreement, Mr. Rosenfield’s base salary was initially set at $260,000, which is reviewed annually. Mr. Rosenfield is also eligible to participate in any bonus program applicable to Tercica’s executive officers, including pursuant to Tercica’s Incentive Compensation Plan. The agreement also provides for the provision of standard employee benefits. Pursuant to the agreement, Mr. Rosenfield was granted an option to purchase 180,000 shares of Tercica common stock, which vested as to 1/4 th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48 th of the shares on a monthly basis thereafter.

In the event that Mr. Rosenfield is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. Rosenfield will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his stock options and restricted stock unit awards will be accelerated in full. In the event that Mr. Rosenfield is terminated without cause at any time not within 12 months of a change of control, Mr. Rosenfield will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date.

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These severance benefits are subject to Mr. Rosenfield entering into a final separation agreement containing Tercica’s standard form of release of claims in favor of Tercica and other standard provisions, including those relating to non-solicitation of Tercica employees, non-disparagement and confidentiality. The separation agreement would also provide for COBRA payments by Tercica that extend Mr. Rosenfield’s and his dependents’ existing health, vision and dental insurance for a term equal to the number of months of severance base salary (i.e., either six months or one year), or until Mr. Rosenfield becomes eligible to receive these benefits from a subsequent employer.

Thorsten von Stein, M.D., Ph.D.

In December 2004, Tercica entered into an employment agreement that was amended in March 2008 with Thorsten von Stein, M.D., Ph.D., Tercica’s Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. Pursuant to the terms of the agreement, Dr. von Stein’s base salary was initially set at $255,000, which is reviewed annually. The agreement also provides that Dr. von Stein is eligible for an annual bonus based on company and individual performance of up to 30% of Dr. von Stein’s annual base salary. The agreement provides for the provision of standard employee benefits. Pursuant to the agreement, Dr. von Stein was granted an option to purchase 110,000 shares of Tercica common stock, which vested as to 1/4th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48th of the shares on a monthly basis thereafter.

In the event that Dr. von Stein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. von Stein will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date and the vesting of his stock options and restricted stock unit awards will be accelerated such that 50% of his unvested stock option shares and restricted stock unit awards will immediately vest in full as of his employment termination date. In the event that Dr. von Stein is terminated without cause at any time not within 12 months of a change of control, Dr. von Stein will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date.

Equity Compensation Arrangement

2004 Stock Plan

Tercica currently grants stock options and restricted stock units to its executive officers through the 2004 Stock Plan. The following is a brief description of certain of the terms of stock options and restricted stock unit awards that may be granted under the 2004 Stock Plan:

Stock Option Awards. All stock options granted to executive officers during the year ended December 31, 2007 have exercise prices equal to 100% of the fair market value of the stock subject to the option on the date of grant. The exercise price of options granted under the 2004 Stock Plan must be paid, to the extent permitted by applicable law and at the discretion of the plan administrator (i.e. either the Board of Directors or the Compensation Committee), (i) by cash or check, (ii) by promissory note, (iii) pursuant to a cashless exercise program implemented by Tercica, (iv) by delivery of other common stock of Tercica, (v) pursuant to a reduction in the amount of any liability to the optionee, including any liability attributable to the optionee’s participation in any Tercica-sponsored deferred compensation program or arrangement, or (vi) in any other form of legal consideration acceptable to the plan administrator.

Options granted under the 2004 Stock Plan may become exercisable in cumulative increments, or “vest,” as determined by the plan administrator. Vesting typically will occur during the optionholder’s continued service with Tercica, whether such service is performed in the capacity of an employee, director or consultant and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2004 Stock Plan may be subject to different vesting terms. In addition, options granted to executive officers under the 2004 Stock Plan may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Tercica that expire over the vesting period. Shares subject to stock options granted to executive officers during the year ended December 31, 2007 vest as to 1/4th of the shares on the one-year anniversary of the date of grant and 1/48th of the shares on a monthly basis thereafter, subject to continued service. The plan administrator has the authority to accelerate the time during which an option may vest or be exercised. Under the 2004 Stock Plan, in the event of change in control, the successor corporation may assume or substitute an equivalent award for each outstanding option. If there is no assumption or substitution of outstanding options, the administrator will provide notice to the recipient that he or she has the right to exercise the option as to all of the shares subject to the award, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The award will terminate upon the expiration of the 15-day period. Further, as described above, Tercica’s executive officers are parties to agreements with Tercica that provide for stock option vesting acceleration in connection with certain termination events.

The term of options granted under the 2004 Stock Plan is generally ten years, except that in certain cases, the maximum term is five years. All stock options granted to executive officers during the year ended December 31, 2007 have ten-year terms. After termination of one of Tercica’s executive officers, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Restricted Stock Unit Awards. In March 2008, Tercica began granting restricted stock unit awards to its employees, including its executive officers. Each restricted stock unit represents a right to receive one share of Tercica common stock (subject to adjustment for certain specified changes in Tercica’s capital structure) upon the satisfaction of vesting criteria approved by the plan administrator. The plan administrator may set vesting criteria based upon the achievement of company-wide, business unit, or individual goals (including, but not limited to, continued service), or any other basis determined by the plan administrator in its discretion. To date, the Board and the Compensation Committee have granted restricted stock unit awards that vest on a series of four successive annual installments on the dates that are the 13th, 24th, 36th, and 48th month anniversaries of the date of grant, subject to the individual’s continued service through each such date, so that the award is fully vested on the 48th month anniversary of the date of grant. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the awardee’s cessation of continued service for any reason. Under the 2004 Stock Plan, in the event of “change in control,” the successor corporation may assume or substitute an equivalent award for each outstanding restricted stock unit award. If there is no assumption or substitution of outstanding restricted stock unit awards by the successor corporation, all vesting restrictions on the restricted stock unit awards will lapse. As described above, Tercica’s executive officers are parties to agreements with Tercica that provide for vesting acceleration of restricted stock unit awards in connection with certain termination events.

Employee Stock Purchase Plan

Additional long-term equity incentives are provided through Tercica’s 2004 Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of Tercica, may purchase stock of Tercica, subject to specified limits, at 85% of fair market value. Tercica’s 2004 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year. Under the 2004 Employee Stock Purchase Plan, participants, including eligible executive officers, may purchase common stock through payroll deductions of up to 10% of their eligible compensation and may purchase a maximum of up to 1,000 shares during a six-month purchase period. Amounts deducted and accumulated by the participant are used to purchase shares of Tercica common stock at the end of each six-month purchase period. The purchase price is 85% of the lower of the fair market value of Tercica common stock at the beginning of an offering period or at a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following

Proxy	Appendix A	Form 10-K	Annual Report

their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Tercica.

Annual Cash Bonus Awards

Tercica’s Incentive Compensation Plan provides for an annual cash bonus awards to reward executive officers and other employees for the achievement of corporate goals and individual performance objectives. For more information regarding Tercica’s Incentive Compensation Plan, please see “Compensation Discussion and Analysis—Evaluation of Executive Performance; Incentive Compensation Plan” and “Compensation Discussion and Analysis—Tercica’s Executive Compensation Program—Executive Officer Performance Bonuses.”

Other Arrangements

Executive officers are eligible to participate in all of Tercica’s employee benefit plans, such as medical, dental and life insurance and Tercica’s 401(k) plan, in each case generally on the same basis as other employees.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information regarding stock options granted to the named executive officers that were outstanding as of December 31, 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
John A. Scarlett, M.D.	150,000	(2)	—	8.32	03/15/15
	250,000	(3)	—	7.37	03/10/16
	250,000	(4)		5.56	02/15/17

Ajay Bansal	225,000	(5)	—	6.68	03/28/16
	85,000	(6)		5.78	02/14/17

Richard King	275,000	(7)	—	5.40	02/26/17

Stephen N. Rosenfield	180,000	(8)	—	8.54	07/21/14
	20,000	(9)	—	8.29	03/17/15
	50,000	(10)	—	8.57	08/16/15
	83,333	(3)	—	7.37	03/10/16
	120,000	(6)		5.78	02/14/17

Thorsten von Stein, M.D., Ph.D.	110,000	(11)	—	9.96	01/04/15
	110,000	(3)	—	7.37	03/10/16
	85,000	(6)		5.78	02/14/17

(1)	Stock options may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Tercica that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers that were outstanding as of December 31, 2007 were exercisable in full.

(2)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 15, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(3)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 10, 2007, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(4)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on February 15, 2008, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(5)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 28, 2007, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(6)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on February 14, 2008, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(7)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on February 26, 2008, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(8)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 21, 2005, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(9)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 17, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(10)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 16, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(11)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on January 4, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

Option Exercises and Stock Vested During 2007

Tercica’s named executive officers did not exercise any stock options during the year ended December 31, 2007. The following table shows certain information regarding stock vested during the year ended December 31, 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Scarlett, M.D.	14,584	86,046
Ajay Bansal	—	—
Stephen N. Rosenfield	—	—
Thorsten von Stein, M.D., Ph.D.	—	—
Richard King	—	—

Potential Payments Upon Termination or Change in Control

See “Employment Agreements and Arrangements—Executive Employment Agreements” above for a description of the compensation and benefits payable to each of the named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2007. Such vested amounts would include vested stock options and accrued wages and vacation. The tables below also do not include the impact of equity awards granted to the named executive officers after December 31, 2007.

Proxy	Appendix A	Form 10-K	Annual Report

The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with Tercica.

John A. Scarlett, M.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Scarlett as if his employment had terminated as of December 31, 2007, the last business day of Tercica’s last fiscal year.

	No Change in Control		Change in Control
Compensation and Benefits	Termination without Cause or for Good Reason ($)		Termination without Cause or for Good Reason ($)
Base Salary Payment	440,000	(1)	880,000
Founder Share Vesting(2)	—		—
Stock Option Vesting Acceleration(3)	305,000		305,000
COBRA Premiums	24,317		36,475
Total	769,317		1,221,475

(1)	Dr. Scarlett is entitled to elect whether his base salary will be paid in the form of salary continuation or as a lump sum payment.

(2)	All of Dr. Scarlett’s founder shares were fully vested as of December 31, 2007.

(3)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 31, 2007 ($6.78) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Ajay Bansal

The following table describes the potential payments and benefits upon employment termination for Mr. Bansal as if his employment had terminated as of December 31, 2007, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum)	325,000	325,000
Stock Option Vesting Acceleration	—	97,656	(1)
Total	325,000	422,656

(1)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 31, 2007 ($6.78) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Richard King

The following table describes the potential payments and benefits upon employment termination for Mr. King as if his employment had terminated as of December 31, 2007, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment	—	800,000
Stock Option Vesting Acceleration	—	379,500	(1)
COBRA Premiums	—	—
Total	—	1,179,500

(1)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 31, 2007 ($6.78) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Stephen N. Rosenfield

The following table describes the potential payments and benefits upon employment termination for Mr. Rosenfield as if his employment had terminated as of December 31, 2007, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum)	162,500	325,000
Stock Option Vesting Acceleration	—	120,000	(1)
COBRA Premiums	9,412	18,824
Total	171,912	463,824

(1)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 31, 2007 ($6.78) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Thorsten von Stein, M.D., Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. von Stein as if his employment had terminated as of December 31, 2007, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum)	162,500	162,500
Stock Option Vesting Acceleration	—	85,000	(1)
Total	162,500	247,500

(1)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 31, 2007 ($6.78) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Proxy	Appendix A	Form 10-K	Annual Report

Compensation of Directors

Cash Compensation Arrangements

In 2007, each non-employee director of Tercica received $15,000, which accrued quarterly, plus $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. Tercica also paid the members, other than the chair, of each committee of the Board of Directors $1,000 per committee meeting, and the chair of each committee $2,000 per committee meeting. With regard to Dr. Henner’s services prior to his resignation in February 2008, this compensation was paid directly to MPM Asset Management, LLC and with regard to Dr. Barkas’s services, this compensation was paid directly to Prospect Management Co. II, LLC. The members of Tercica’s Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Tercica’s policy.

In April 2008, Tercica’s Board of Directors amended its cash compensation arrangements for non-employee directors. Effective April 1, 2008, each non-employee of Tercica receives annual cash retainers that accrue on a quarterly basis as follows:

•	a $30,000 annual retainer for service as a Board member;

•	a $15,000 supplemental annual retainer for service as Chairman of the Board;

•	a $10,000 supplemental annual retainer for service as chair of the Audit Committee;

•	a $5,000 supplemental annual retainer for service as chair of the Compensation Committee;

•	a $2,500 supplemental annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	a $7,500 supplemental annual retainer for service as a member of the Audit Committee;

•	a $5,000 supplemental annual retainer for service as a member of the Compensation Committee; and

•	a $2,500 supplemental annual retainer for service as a member of the Nominating and Corporate Governance Committee.

Under the amended cash compensation arrangements, each non-employee director is eligible for the Board and all applicable supplemental annual retainers. For example, the chair of the Audit Committee is eligible for an annual retainer of $47,500, assuming such non-employee director does not serve on any other Board committees and is not the Chairman of the Board.

Equity Compensation Arrangements

In 2007, each non-employee director of Tercica was eligible to receive stock option grants under Tercica’s current 2004 Stock Plan. Under the current 2004 Stock Plan, any new non-employee director joining Tercica’s Board automatically receives an option to purchase 22,500 shares of common stock. In addition, non-employee directors, who had been directors for at least six months, is entitled to receive a subsequent annual stock option grant to purchase 11,250 shares, or 22,500 shares for a non-employee director who also is the Chairman of the Board of Directors (currently Dr. Barkas), on the date of each annual meeting of Tercica’s stockholders. All options granted to non-employee directors under the automatic grant provisions of the current 2004 Stock Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to one-third of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a service provider on such dates. Each annual option grant becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant, provided the non-employee director remains a service provider on such date. Options granted to non-employee directors under the current 2004 Stock Plan may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Tercica that expire over the vesting period. Under the current 2004 Stock Plan, in the event of “change in control,” the successor corporation may assume or substitute an equivalent award for each outstanding option. If there is no assumption or substitution of outstanding options, the administrator will provide notice to the recipient that he or she has the right to exercise the option as to all of the shares subject to the award, including shares that would not otherwise be exercisable, for a period of 15 days from the date of the notice. The award will terminate upon the expiration of the 15-day period. Under the current 2004 Stock Plan, in the event a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

As described in more detail under “Proposal 3—Approval of the Tercica, Inc. Amended and Restated 2004 Stock Plan,” if approved by the stockholders at the Annual Meeting, non-employee directors would be eligible to receive automatic grants of restricted stock units under the Amended and Restated 2004 Stock Plan in addition to the automatic grants of stock options provided for under the current 2004 Stock Plan. If approved by the stockholders at the Annual Meeting, eligible non-employee directors would receive the automatic grants of stock options and restricted stock units provided for under the terms of the Amended and Restated 2004 Stock Plan at the Annual Meeting (as well as subsequent annual meetings of stockholders). Please refer to “Proposal 3—Approval of the Tercica, Inc. Amended and Restated 2004 Stock Plan” for more detail on the terms of the stock option grants and restricted stock units to be automatically granted under the Amended and Restated 2004 Stock Plan at each annual meeting of stockholders (including this Annual Meeting), including the increases to the number of shares subject to the automatic subsequent annual stock option grants and the number of restricted stock units to be automatically granted under the terms of the Amended and Restated 2004 Stock Plan.

2007 Director Compensation

The table below summarizes the compensation paid to or earned by Tercica’s non-employee directors for the fiscal year ended December 31, 2007. Neither Dr. Scarlett nor Dr. Clark, each of whom are executive officers of Tercica, receives additional compensation for serving on the Board of Directors or its committees.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Alexander Barkas, Ph.D.	33,000	81,406	114,406
Jean-Luc Bélingard(4)	17,250	(5,474)	11,776
Karin Eastham	39,000	40,965	79,965
Dennis Henner, Ph.D.(5).	33,000	40,965	73,965
Christophe Jean	27,000	51,523	78,523
Mark Leschly	36,000	40,965	76,965
David L. Mahoney	35,000	60,784	95,784

(1)	The dollar amounts in this column represent the compensation cost for the year ended December 31, 2007 of stock option awards granted pursuant to Tercica’s equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS 123R using Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. In connection with Mr. Bélingard’s resignation from Tercica’s Board, his stock options to purchase a total of 33,750 shares of Tercica common stock were forfeited. Assumptions used in the calculation of these amounts are included in the notes to Tercica’s audited financial statements included in Tercica’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. These amounts reflect Tercica’s accounting expense for these awards and do not correspond to the actual value that may be recognized by Tercica’s directors.

Proxy	Appendix A	Form 10-K	Annual Report

(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2007 was as follows: Dr. Barkas, 103,750 shares; Mr. Bélingard, -0- shares; Ms. Eastham, 46,250 shares; Dr. Henner, 56,250 shares; Mr. Jean, 33,750 shares; Mr. Leschly, 56,250 shares; and Mr. Mahoney, 56,250 shares.

(3)	The grant date fair value, as calculated in accordance with SFAS No. 123R and using a Black-Scholes model, of the stock option awards granted during the year ended December 31, 2007 for each of the directors listed in the table was as follows: Dr. Barkas, $86,893; Mr. Bélingard, $43,446; Ms. Eastham, $43,446; Dr. Henner, $43,446; Mr. Jean, $43,446; Mr. Leschly, $43,446; and Mr. Mahoney, $43,446.

(4)	Mr. Bélingard resigned from the Board of Directors effective October 1, 2007. Upon his resignation, all of Mr. Bélingard stock options were forfeited. Pursuant to SFAS No. 123R, Tercica reversed the expense associated with the stock options forfeited by Mr. Bélingard in 2007.

(5)	Dr. Henner resigned from Tercica’s Board of Directors effective February 27, 2008. On February 27, 2008, the Board, upon recommendation of the Corporate Governance and Nominating Committee, elected Mr. Hasnain to fill the vacancy created by Dr. Henner’s resignation. Mr. Hasnain was also appointed to serve on the Audit Committee and Compensation Committee in connection with his election to the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of Tercica’s Audit Committee, the Audit Committee is charged with reviewing related party transactions for potential conflict of interest situations, and along with the Board of Directors, is responsible for approving such related party transactions. Pursuant to Tercica’s Code of Business Conduct and Ethics, all of Tercica’s executive officers and employees are required to report to the General Counsel under the Code of Business Conduct and Ethics any conflicts of interest, including any related party transactions. In addition, all directors must report any conflicts of interest, including any related party transactions, to the Corporate Governance and Nominating Committee. In approving or rejecting a proposed related party transaction, the Audit Committee and the Board of Directors will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors, including, but not limited to the risks, costs and benefits to Tercica, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee and the Board of Directors will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Tercica, as the Audit Committee and the Board of Directors determines in the good faith exercise of their discretion. With respect to related party transactions during the fiscal year ended December 31, 2007, the Audit Committee did not review or approve the transactions contemplated by the strategic collaboration with Ipsen since at the time Tercica entered into the stock purchase and master transaction agreement with Ipsen, no related persons had any direct or indirect material interest in those transactions. In this regard, Messrs. Jean and Bélingard joined Tercica’s Board of Directors upon the first closing of the transactions contemplated by the strategic collaboration. However, the Board of Directors did approve the transactions with Ipsen and the issuance of shares to Ipsen in exercise of its pro rata purchase rights in July 2007.

Transactions with Related Persons

Strategic Collaboration with Ipsen, S.A.

In July 2006, Tercica entered into a stock purchase and master transaction agreement with Ipsen. Under the terms of this agreement, Tercica agreed to issue to Ipsen (or its designated affiliate) 12,527,245 shares of Tercica common stock, a convertible note in the principal amount of $25,037,000, a second convertible note in the principal amount of €30,000,000, a third convertible note in the principal amount of $15,000,000, and a warrant to purchase a minimum of 4,948,795 shares of Tercica common stock. In October 2006, at the first closing of the transactions contemplated by the stock purchase and master transaction agreement, Tercica issued the 12,527,245 shares of Tercica common stock to Suraypharm (Ipsen’s designated affiliate) for an aggregate purchase price of $77,318,944. Tercica also issued to Ipsen the warrant and the first convertible note in the principal amount of $25,037,000, which represented the largest amount of principal balance outstanding to date on the first convertible note, and entered into a number of agreements that govern their strategic relationship, including an affiliation agreement, a registration rights agreement and license and collaboration agreements with respect to the development and commercialization of Increlex ™ and Somatuline ® Depot , which agreements are described in more detail under the section of this proxy statement captioned “Collaboration with Ipsen.” At the first closing, Tercica received from Ipsen €10,000,000 as an upfront payment under the Increlex ™ license and collaboration agreement. In addition, Tercica paid upfront payments of $25,037,000 to Ipsen under the Somatuline ® license and collaboration agreement (which Tercica satisfied through issuance of the first convertible note to Ipsen).

In August 2007, Ipsen paid Tercica a milestone payment of €15,000,000 for receiving marketing authorization of Increlex® in the European Union for the targeted product label set forth in the Increlex® license and collaboration agreement. In September 2007, at the second closing contemplated by the stock purchase and master transaction agreement, Tercica issued to Ipsen the second convertible note in the principal amount of €30,000,000, which was offset by approximately the same amount that Tercica owed to Ipsen as a milestone payment under the Somatuline® license and collaboration agreement, and the third convertible note in the principal amount of $15,000,000, which amounts represented the largest amount of principal balance outstanding to date on the second and third convertible notes, respectively.

Proxy	Appendix A	Form 10-K	Annual Report

The three convertible notes issued to Ipsen bear interest at a rate of 2.5% per annum from the date of their issuance, compounded quarterly, and are convertible into Tercica common stock at an initial conversion price of $7.41 per share (or €5.92 per share with respect to the second convertible note), subject to adjustment. The entire principal balance and accrued interest under the convertible notes is due and payable on the later to occur of October 13, 2011 or the second anniversary of the date on which Ipsen notifies Tercica that it will not convert the convertible notes in full. As of March 31, 2008, approximately $1,727,000 of interest had accrued on all three convertible notes. To date, there have been no payments of principal or interest on the convertible notes.

In July 2007, Tercica issued 519,101 shares of common stock to Ipsen at price per share of $5.63 pursuant to a common stock purchase agreement. The shares of common stock issued to Ipsen under the common stock purchase agreement were acquired by Ipsen in exercise of its pro rata purchase rights in connection with the issuance of shares of Tercica common stock to Genentech, Inc. in connection with the combination product development and commercialization agreement Tercica entered into with Genentech in July 2007. Additionally, in connection with the issuance of such shares, Tercica, Ipsen and Suraypharm entered into an amendment to the registration rights agreement, which amendment expands the registration rights granted under the agreement to include the shares of Tercica common stock issued (or that may be issued) to Ipsen (and/or its affiliates) in exercise of its pro rata purchase rights in connection with Tercica’s issuances of common stock to Genentech.

Please see the discussion under the section of this proxy statement captioned “Collaboration with Ipsen” for more information regarding Tercica’s strategic collaboration with Ipsen. Mr. Bélingard, a former member of Tercica’s Board of Directors and an Ipsen designee to the Board, and Mr. Jean, a current member of Tercica’s Board of Directors and an Ipsen designee to the Board, also serve as the Chairman and Chief Executive Officer and the Executive Vice President and Chief Operating Officer, respectively, of Ipsen.

Investor Rights Agreement

Tercica, the prior holders of Tercica preferred stock and Dr. Scarlett and Dr. Clark have entered into an agreement pursuant to which these stockholders will be entitled to require Tercica to register their shares under the Securities Act, subject to limitations and restrictions, on two occasions. Also, if at anytime Tercica proposes to register any of its securities under the Securities Act of 1933, as amended, either for Tercica’s account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at Tercica’s expense, their shares of Tercica common stock in the registration. In addition, these stockholders may require Tercica, at Tercica’s expense and on not more than two occasions in any 12-month period, to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering their shares of Tercica common stock. These rights terminate on the earlier of five years after the effective date of Tercica’s initial offering public offering in March 2004, or, with respect to an individual stockholder, when such holder is able to sell all his shares pursuant to Rule 144 under the Securities Act in any 90-day period. These registration rights are subject to conditions and limitations, including the right of underwriters to limit the number of shares of Tercica common stock included in the registration statement.

Director and Officer Indemnification

Tercica’s amended and restated certificate of incorporation contains provisions limiting the liability of Tercica’s directors. Tercica’s amended and restated bylaws provide that Tercica must indemnify its directors and officers and may indemnify Tercica’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Tercica’s amended and restated bylaws also permit Tercica to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Tercica’s amended and restated bylaws would otherwise permit indemnification. Tercica has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by Tercica’s Board of Directors. These agreements provide that Tercica will indemnify, defend and hold harmless such persons, under the circumstances and to the extent provided for therein, from and against any and all judgments, fines, penalties, amounts paid in settlement and any other amounts reasonably incurred or suffered by such persons, including related expenses incurred by such person, by reason of the fact that such person is, was or at any time becomes one of Tercica’s directors, officers, employees or agents. Tercica believes that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Tercica also maintain directors’ and officers’ liability insurance.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tercica stockholders will be “householding” Tercica’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Tercica that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005 or (3) contact Tercica’s Investor Relations department at (650) 624-4949. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Tercica will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ STEPHEN N. ROSENFIELD
Stephen N. Rosenfield
Secretary

April 25, 2008

A copy of Tercica’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007, as amended, including the financial statements and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

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APPENDIX A

TERCICA, INC.

AMENDED AND RESTATED 2004 STOCK PLAN

Adopted by the Board on February 26, 2008

[Approved by the Stockholders on May 20, 2008]

SECTION 1

BACKGROUND AND PURPOSE OF THE PLAN

1.1 Amendment and Restatement. This Plan amends and restates the Tercica, Inc. 2004 Stock Plan, as amended (the “Prior Plan”), and shall become effective on the Effective Date. On the Effective Date, all outstanding stock awards granted under the Prior Plan shall be deemed to be Awards granted pursuant to this Plan, but shall remain subject to the terms of the Prior Plan. All Awards granted on or subsequent to the Effective Date shall be subject to the terms of this Plan.

1.2 Available Awards. The Plan permits the grant of Incentive Stock Option, Nonstatutory Stock Options, Stock Purchase Rights, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

1.3 Purpose. The purposes of this Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide additional incentive to Employees, Directors and Consultants, and (c) to promote the success of the Company’s business.

SECTION 2

DEFINITIONS

As used herein, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2 “Adoption Date” shall mean the date that this Plan (as an amendment and restatement of the Prior Plan) is adopted by the Board.

2.3 “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4 “Applicable Laws” means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.5 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Stock Purchase Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

2.6 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Change in Control” means the occurrence of any of the following events:

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2.8.1 Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

2.8.2 The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

2.8.3 A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

2.8.4 The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

2.10 “Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.

2.11 “Common Stock” means the common stock of the Company.

2.12 “Company” means Tercica, Inc., a Delaware corporation, or any successor thereto.

2.13 “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

2.14 “Director” means a member of the Board.

2.15 “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

2.16 “Effective Date” means the date that this Plan (as an amendment and restatement of the Prior Plan) is approved by the stockholders of the Company.

2.17 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (b) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

2.20 “Executive Plan” means the Company’s 2002 Executive Stock Plan.

2.21 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

2.21.1 If the Common Stock is listed on any established stock exchange including the NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

2.21.2 If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

2.21.3 In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in a manner that complies with Section 409A of the Code.

2.22 “Fiscal Year” means the fiscal year of the Company.

2.23 “Freestanding SAR” means a SAR that is granted independently of any Option.

2.24 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.25 “Inside Director” means a Director who is an Employee.

2.26 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.27 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.28 “Option” means a stock option granted pursuant to the Plan.

2.29 “Optioned Stock” means the Common Stock subject to an Award.

2.30 “Outside Director” means a Director who is not an Employee.

2.31 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

2.32 “Participant” means the holder of an outstanding Award granted under the Plan.

2.33 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.34 “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

2.35 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.

2.36 “Plan” means this Amended and Restated 2004 Stock Plan.

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2.37 “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 6 of the Plan or issued pursuant to Section 7 of the Plan.

2.38 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.39 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.40 “Section 16(b)” means Section 16(b) of the Exchange Act.

2.41 “Service Provider” means an Employee, Director or Consultant.

2.42 “Share” means a share of the Common Stock, as adjusted in accordance with Section 3 of the Plan.

2.43 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 8 is designated as an SAR.

2.44 “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 6 of the Plan.

2.45 “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.46 “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).

2.47 “2002 Plan” means the Company’s 2002 Stock Plan.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1 Shares Subject to the Plan. The maximum aggregate number of Shares that may be issued pursuant to Awards under the Plan is 7,315,540 Shares. Such share reserve consists of: (a) the Shares that were reserved but not issued under the Executive Plan and 2002 Plan as of the effective date of the Prior Plan; (b) the Shares returned to the Executive Plan or the 2002 Plan prior to the Adoption Date as a result of the termination of options or repurchase of Shares issued under either the Executive Plan or the 2002 Plan; and (c) an aggregate of 4,733,834 Shares added on the first day of the Fiscal Year beginning in 2005 and continuing through 2008 pursuant to the automatic annual increase provisions of the Prior Plan. In addition, the number of Shares that may be issued pursuant to Awards under the Plan shall automatically increase (x) by the number of Shares returned to the Executive Plan or the 2002 Plan on or after the Adoption Date as a result of the termination of options or repurchase of Shares issued under either the Executive Plan or the 2002 Plan and (y) on the first day of the Fiscal Year beginning in 2009, and continuing through and including 2018, by the number of shares equal to the lesser of (i) 1,750,000 Shares or (ii) 4% of the outstanding Shares on such date; provided, however, that notwithstanding the foregoing provisions of this subsection (y), the Board may act, prior to the first day of any such Fiscal Year, to increase the number of Shares by a number less than either (i) or (ii). The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment.

3.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 3.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 50,000,000 Shares.

3.3 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately and proportionately adjust (a) the number and class of Shares which may be delivered under the Plan, (b) the number and class of Shares which may be issued pursuant to the exercise of Incentive Stock Options, (c) the number, class, and price of Shares covered by each outstanding Award, (d) the numerical Share limits of Section 5, and (e) the number of Shares issuable pursuant to Section 11.

3.4 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

SECTION 4

ELIGIBILITY/ADMINISTRATION OF THE PLAN

4.1 Eligibility. Nonstatutory Stock Options, Stock Purchase Rights, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

4.2 Procedure.

4.2.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.2.2 Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

4.2.3 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.2.4 Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

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4.3 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion: (a) to determine the Fair Market Value; (b) to select the Service Providers to whom Awards may be granted hereunder; (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder; (d) to approve forms of agreement for use under the Plan; (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine); (f) to institute an Exchange Program; (g) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan; (h) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws; (i) to modify or amend each Award (subject to Section 18.3 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; (j) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable); (k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; (l) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award, and (m) to make all other determinations deemed necessary or advisable for administering the Plan.

4.4 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

SECTION 5

STOCK OPTIONS

5.1 Limitations.

5.1.1 Incentive Stock Options may be granted only to Employees.

5.1.2 Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 5.1.2, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

5.1.3 The following limitations will apply to grants of Options:

(a) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.

(b) In connection with his or her initial service as an Employee, a Service Provider may be granted Options to purchase up to an additional 250,000 Shares, which will not count against the limit set forth in subsection (a) above.

(c) The foregoing limitations will be adjusted proportionately in connection with any change described in Section 3.3.

(d) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option will be counted against the limits set forth in subsections (a) and (b) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

5.2 Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

5.3 Option Exercise Price and Consideration.

5.3.1 Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(a) In the case of an Incentive Stock Option

(i) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(ii) granted to any Employee other than an Employee described in paragraph (i) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(c) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

5.3.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

5.3.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (i) cash; (ii) check; (iii) promissory note; (iv) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (vii) any combination of the foregoing methods of payment; or (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

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5.4 Exercise of Option.

5.4.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.3 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.4.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.4.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.4.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. If, at the time of death, Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

SECTION 6

STOCK PURCHASE RIGHTS

6.1 Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it will advise the offeree in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree will be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer will be accepted by execution of an Award Agreement in the form determined by the Administrator.

6.2 Repurchase Option. Unless the Administrator determines otherwise, the Award Agreement will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement will be determined by the Administrator and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the Administrator.

6.3 Other Provisions. The Award Agreement will contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

6.4 Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser will have the rights equivalent to those of a stockholder, and will be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 3.3 of the Plan.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. The Administrator, in its sole discretion, will determine the number of Shares to be granted to each Service Provider.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

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7.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

SECTION 8

RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

8.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

8.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

8.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

8.5 Dividend Equivalents. Dividend equivalents may be credited in respect of Shares covered by Restricted Stock Units, as determined by the Administrator and contained in the Award Agreement. At the sole discretion of the Administrator, such dividend equivalents may be converted into additional Shares covered by the Restricted Stock Units in such manner as determined by the Administrator. Any additional Shares covered by the Restricted Stock Units credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Award Agreement to which they relate.

8.6 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

8.7 Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Units granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall incorporate terms and conditions necessary to avoid the consequences of Section 409A(a)(1) of the Code. Such restrictions, if any, shall be determined by the Administrator and contained in the Award Agreement evidencing such Restricted Stock Units.

SECTION 9

STOCK APPRECIATION RIGHTS

9.1 Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

9.1.1 Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

9.1.2 Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of Tandem or Affiliated SARs will equal the Exercise Price of the related Option.

9.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

9.3 Exercise of Affiliated SARs. An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

9.4 Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

9.5 SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

9.6 Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also will apply to SARs.

9.7 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.8 Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any SARs granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall

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incorporate terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Award Agreement evidencing such SARs.

SECTION 10

PERFORMANCE UNITS AND PERFORMANCE SHARES

10.1 Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

10.2 Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.3 Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

10.5 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.6 Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 11

FORMULA AWARDS TO OUTSIDE DIRECTORS

All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary and will be made in accordance with the following provisions:

11.1 Options.

11.1.1 Type of Option. All Options granted pursuant to this Section will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

11.1.2 No Discretion. No person will have any discretion to select which Outside Directors will be granted Options under this Section or to determine the number of Shares to be covered by such Options (except as provided in Section 3). Notwithstanding the foregoing, the Administrator, in its discretion, may grant an Option that is otherwise issuable to an Outside Director pursuant to this Section 11.1 to the Outside Director’s employer and such employer shall be deemed an Outside Director for purposes of the Plan.

11.1.3 First Option. Each person who first becomes an Outside Director will be automatically granted an Option to purchase 22,500 Shares (a “First Option”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option.

11.1.4 Subsequent Option. Each Outside Director who also is the Chairman of the Board will be automatically granted an Option to purchase 26,668 Shares and each Outside Director, other than the Chairman of the Board, will be automatically granted an Option to purchase 13,334 Shares (collectively referred to as a “Subsequent Option”) on each date of the annual meeting of the stockholders of the Company (including the 2008 Annual Meeting of Stockholders) if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

11.1.5 Terms. The terms of each Option granted pursuant to this Section will be as follows:

(a) The term of the Option will be ten (10) years.

(b) The exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant of the Option.

(c) Subject to Section 14, the First Option will vest and become exercisable as to 1/3 of the Shares subject to the Option on the earlier of (i) each anniversary of its date of grant, or (ii) the first annual meeting of stockholders of the Company in which Directors are elected each year following the year of the date of grant, provided that the Participant continues to serve as a Service Provider on such dates.

(d) Subject to Section 14, the Subsequent Option will vest and become exercisable as to 100% of the Shares subject to the Option on the earlier of (i) the first anniversary of the date of grant, or (ii) the first annual meeting of stockholders of the Company in which Directors are elected in the year following the date of grant, provided that the Participant continues to serve as a Service Provider on such date.

11.1.6 Amendment. The Administrator in its discretion may change the number of Shares subject to the First Options and Subsequent Options.

11.2 Restricted Stock Units

11.2.1 Type of Restricted Stock Units. Except as otherwise provided herein, all Restricted Stock Units granted pursuant to this Section 11.2 will be subject to the other terms and conditions of the Plan.

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11.2.2 No Discretion. No person will have any discretion to select which Outside Directors will be granted Restricted Stock Units under this Section 11.2 or to determine the number of Shares to be covered by such Restricted Stock Units (except as provided in Section 3). Notwithstanding the foregoing, the Administrator, in its discretion, may grant Restricted Stock Units that are otherwise issuable to an Outside Director pursuant to this Section 11.2 to the Outside Director’s employer and such employer shall be deemed an Outside Director for purposes of the Plan.

11.2.3 Restricted Stock Unit Grants. Each Outside Director who is also the Chairman of the Board will be automatically granted Restricted Stock Units covering 6,666 Shares and each Outside Director, other than the Chairman of the Board, will be automatically granted Restricted Stock Units covering 3,333 Shares on each date of the annual meeting of the stockholders of the Company (including the 2008 Annual Meeting of Stockholders) if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

11.2.4 Vesting. Subject to Section 14, the Restricted Stock Units granted under this Section 11.2 will vest as to 100% of the Shares on the earlier of (i) the first anniversary of the date of grant, or (ii) the first annual meeting of stockholders of the Company in which Directors are elected in the year following the date of grant, provided that the Participant continues to serve as a Service Provider on such date.

11.2.5 Deferral Elections. The Administrator may establish programs and procedures for the deferral of the delivery of Shares subject to Restricted Stock Units granted under this Section 11.2 in accordance with Section 409A of the Code.

11.2.6 Remaining Terms. The remaining terms of the Restricted Stock Units granted under this Section 11.2 shall be as set forth in an Award Agreement in the form adopted from time to time by the Administrator; provided, however, that the terms of such Award Agreement shall be consistent with the terms of this Section 11.2 and the Plan.

11.2.7 Amendment. The Administrator in its discretion may change the number of Shares subject to the Restricted Stock Unit granted under this Section 11.2.

SECTION 12

LEAVE OF ABSENCE

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option three (3) months following the first day immediately following such three (3)-month period.

SECTION 13

TRANSFERABILITY OF AWARDS

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

SECTION 14

DISSOLUTION OR LIQUIDATION OR CHANGE IN CONTROL

14.1 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14.2 Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise the Option, SAR or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable, all vesting restrictions on Restricted Stock and Restricted Stock Units held by the Participant will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case subject to the consummation of the Change in Control. In addition, if an Option, SAR or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option, SAR or Stock Purchase Right will be fully vested and exercisable (subject to the consummation of the Change in Control) for a period of fifteen (15) days from the date of such notice, and the Option, SAR or Stock Purchase Right will terminate upon the expiration of such period.

With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then, with respect to any Option, SAR and/or Stock Purchase Rights held by the Participant, the Participant will fully vest in and have the right to exercise the Option, SAR and/or Stock Purchase Rights as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable, all vesting restrictions on Restricted Stock and Restricted Stock Units held by the Participant will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

For the purposes of this Section 14.2, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share of Optioned Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option, SAR or Stock Purchase Right, or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share for each Share of Optioned Stock subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14.2 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a

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modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

SECTION 15

NO EFFECT ON EMPLOYMENT OR SERVICE

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

SECTION 16

DATE OF GRANT

The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

SECTION 17

TERM OF PLAN

This Plan (as an amendment and restatement of the Prior Plan) shall become effective on the Effective Date and, unless terminated sooner under Section 18 of the Plan, shall terminate on the day before the tenth (10th) anniversary of the Adoption Date.

SECTION 18

AMENDMENT AND TERMINATION OF THE PLAN

18.1 Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

18.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

18.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and the related guidance thereunder. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

SECTION 19

CONDITIONS UPON ISSUANCE OF SHARES

19.1 Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 20

INABILITY TO OBTAIN AUTHORITY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

SECTION 21

WITHHOLDING

21.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

21.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

SECTION 22

MISCELLANEOUS

22.1 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

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22.2 Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

22.3 Deferrals. To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Administrator may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

22.4 Compliance with Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Treasury Regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related guidance, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related guidance.

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/TRCA

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the nominees for director listed in Proposal 1 below.

Proposal 1: To elect three directors for the ensuing year and until their successors are elected, as described in the accompanying proxy statement.

For Withhold For Withhold For Withhold +

01 - Ross G. Clark, Ph.D. 02 - Faheem Hasnain 03 - David L. Mahoney

B Ratification of Selection of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR Proposal 2 below.

For Against Abstain

Proposal 2: To ratify the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2008, as described in the accompanying proxy statement.

C Approval of the Tercica, Inc. Amended and Restated 2004 Stock Plan – The Board of Directors recommends a vote FOR Proposal 3 below.

For Against Abstain OTHER MATTERS: The Board of Directors knows of no other Proposal 3: To approve the Tercica, Inc. Amended and Restated 2004 Stock Plan, as described matters that will be presented for consideration at the Annual in the accompanying proxy statement. Meeting. If any other matters are properly brought before the D Non-Voting Items meeting, it is the intention of the persons named in this Proxy to vote on such matters in accordance with their best judgment. Change of Address — Please print new address below.

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 0 1 7 8 4 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 00W47C

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TERCICA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2008

The undersigned hereby appoints John A. Scarlett, M.D., Ajay Bansal and Stephen N. Rosenfield, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Tercica, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Tercica, Inc. to be held on Tuesday, May 20, 2008 at 10:00 a.m. (local time) at 2000 Sierra Point Parkway, Brisbane, California,

94005, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY